Execution Version

PURCHASE AND SALE AGREEMENT

    between

PROJECT HYPERION HOLDCO LP
and
SOLTAGE HYPERION MGTCO, LLC,
as Sellers,
and
ALTUS POWER, LLC,
as Buyer
and
Solely for the purposes of Section 6.12, ALTUS POWER, INC.
Dated as of October 27, 2023

TABLE OF CONTENTS
i

SCHEDULES

Schedule A    Sample Closing Statement

DISCLOSURE SCHEDULES
Company Disclosure Schedule
Buyer Disclosure Schedule
EXHIBITS
Exhibit A    Form of Assignment of Interests

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into as of October 27, 2023 (the “Effective Date”), by and between Project Hyperion Holdco LP, a Delaware limited partnership (“Hyperion Holdco”), Soltage Hyperion MGTCO, LLC, a Delaware limited liability company (“Soltage Hyperion”, and together with Hyperion Holdco, “Sellers”, and each, a “Seller”), and Altus Power, LLC, a Delaware limited liability company (“Buyer”), and solely for the purposes of Section 6.12, Altus Power, Inc., a Delaware corporation (“Buyer Guarantor”). Each of Sellers and Buyer is individually referred to herein as a “Party”, and, collectively, as the “Parties”.
W I T N E S E T H :
WHEREAS, Hyperion Holdco owns 99.5% of the Membership Interests (the “Hyperion Interests”) in Project Hyperion, LLC, a Delaware limited liability company (the “Company”), and Soltage Hyperion owns 0.5% of the Membership Interests in the Company (the “Soltage Interests,” and together with the Hyperion Interests, the “Company Interests”);
WHEREAS, the Company Interests constitute all of the Interests in the Company;
WHEREAS, the Company owns all of the Interests in each of Solar HoldCo 6, LLC, a Delaware limited liability company (“HoldCo 6”), Solar HoldCo 7, LLC, a Delaware limited liability company (“HoldCo 7”), Solar HoldCo 7A, LLC, a Delaware limited liability company (“HoldCo 7A”), and Solar HoldCo 8, LLC, a Delaware limited liability company (“HoldCo 8” and together with HoldCo 6, HoldCo 7 and HoldCo 7A, the “HoldCos”);
WHEREAS, the HoldCos own directly or through one or more intermediate limited liability companies (each, an “IntermediateCo”) Interests in special purpose limited liability companies (each, a “ProjectCo”) that own collectively a portfolio of distribution level solar projects with an aggregate peak generating capacity of approximately 93 MWAC/ 121 MWDC (each such project, a “Project”); and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Company Interests, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounts Receivable” means (i) all amounts that have been invoiced by the Company Entities which have not been collected by the Company Entities as of the effective time of the Closing as provided in Section 2.2, but excluding any such amounts that are not collected within 90 days after the date of the applicable invoice, (ii) any unbilled revenue generated in the month prior to the month in which the Closing occurs that has not been collected by the Company Entities as of the effective time of the Closing as provided in Section 2.2 and is associated with electricity generated by a Project through such effective time, but excluding any such revenue that is not collected within 90 days after the date that such revenue is first recognized on the books and records of the Company Entities, and (iii) to the extent not included in (i) or (ii), the amount of any renewable energy certificate (including any solar renewable energy certificate) or credit associated with electricity generated by a Project through June 30, 2023 but not after such date whether “minted” or not yet “minted.”
“Action” means any action, suit, proceeding, demand or investigation by or before any Governmental Authority or arbitrator.
“Actual Production” has the meaning set forth in Section 2.5(a).
“Adjusted Treasury Rate” means (i) the Ten Year Treasury Constant Maturity rate as published by the Board of Governors of the Federal Reserve System as of the Closing Date, plus (ii) 2.5%.
“Adjustment Statement” has the meaning set forth in Section 2.4(b).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Affiliate Contract” means any Contract between either Seller or any of its Affiliates other than a Company Entity, on the one hand, and any Company Entity, on the other hand.
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Company Disclosure Schedule and the Buyer Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations.
“Assignment of Interests” means the Assignment of Interests by and between Buyer and Sellers, substantially in the form of Exhibit A.
“Audited Balance Sheet” has the meaning set forth in Section 3.7(a).
“Audited Financial Statements” has the meaning set forth in Section 3.7(a).
“Balance Sheet Date” has the meaning set forth in Section 3.7(b).
“Base Purchase Price” has the meaning set forth in Section 2.1.
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in New York, New York, London, England, or the Bailiwick of Guernsey are authorized or required to be closed.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Sellers on the date hereof and attached hereto.
“Buyer Guarantor” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in in Section 8.2.
“Buyer Production Baseline” has the meaning set forth in Section 2.5(a).
“Cash” means all cash, cash equivalents and cash deposits of the Company Entities, including all Restricted Cash, but net of issued but uncleared checks and drafts and without duplication of any amounts included in the calculation of Closing Working Capital or Qualifying Net Income, and excluding for the avoidance of doubt any Swap Amount to be paid to any Company Entity.
“Claim Notice” has the meaning set forth in Section 8.3(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means, as of 12:01 a.m. (Eastern Time) on the Closing Date, the aggregate Cash.
“Closing Date” means the date the Closing occurs pursuant to Section 2.2.
“Closing Outstanding Debt” means, as of 12:01 a.m. (Eastern Time) on the Closing Date, the sum of the aggregate outstanding principal amount plus accrued and unpaid interest thereon under the Existing Credit Agreements.
“Closing Production Model” has the meaning set forth in Section 2.5(a).
“Closing Working Capital” means, as of 12:01 a.m. (Eastern time) on the Closing Date, (i) the aggregate amount of Current Assets less (ii) the aggregate amount of Current Liabilities, prepared in accordance with the Sample Closing Statement.
“Closing Working Capital Adjustment Amount” means an amount equal to the difference (which may be positive or negative) between (a) the Closing Working Capital less (b) the Target Closing Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Sellers to Buyer on the date hereof and attached hereto, as may be supplemented or modified as provided in Section 6.11.
“Company Entities” means the Company and each Company Subsidiary.
“Company Interests” has the meaning set forth in the recitals to this Agreement.
“Company LLC Agreement” means Second Amended and Restated Limited Liability Company Agreement of Project Hyperion, LLC, dated as of October 21, 2016, to which Hyperion Holdco and Soltage Hyperion are parties.
“Company Owned IP” has the meaning set forth in Section 3.22(a).
“Company Subsidiary” means each HoldCo, each IntermediateCo and each ProjectCo.

“Company Transaction Expenses” means the sum of all costs, fees and expenses incurred or otherwise payable by any of the Company Entities in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants, and all brokers and finders fees, in each case incurred by the Company Entities in connection with the transactions contemplated hereby, in each case that have not been paid at or prior to the Closing (without duplication of any amounts included in the calculation of Closing Outstanding Debt or Closing Working Capital).
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of June 30, 2021, 2023, between the Company and Altus Power America Management, LLC, as amended by the Amendment, dated as of April 14, 2023.
“Consents” means consents (including of Governmental Authorities), approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Contract” means any written or oral agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.
“Contracting Parties” has the meaning set forth in Section 10.11.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.
“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Current Assets” means an amount equal to the sum of Accounts Receivable, inventories, spare parts, Prepaid Expenses and other current assets (excluding Cash and any Tax assets) of the Company Entities on a consolidated basis, as determined in accordance with the classifications and line items shown on Schedule A; it being understood and agreed that the foregoing amount determined as provided in this definition of “Current Assets” may not constitute the current assets of the Company Entities if determined in accordance with GAAP.
“Current Liabilities” means an amount equal to the sum of (i) any costs and expenses (including any Tax liabilities) incurred by and invoiced to any Company Entity during or in respect of any period prior to the Closing Date which remain unpaid as of the Closing Date and (ii) any costs and expenses (including any Tax liabilities) of any Company Entity incurred during or in respect of any period prior to the Closing Date which have not been invoiced and remain unpaid as of the Closing Date, in the case of either (i) or (ii) as determined in accordance with the classifications and line items shown on Schedule A; provided that for purposes of this Agreement, Current Liabilities shall not include (x) the current portion of any Closing Outstanding Debt, (y) any costs incurred by Buyer as a result of or in connection with the transactions contemplated by this Agreement or (z) any costs or expenses of the Company Entities relating to or associated with any period following the effective time of the Closing as provided in Section 2.2; it being understood and agreed that the foregoing amount determined as provided in this definition of “Current Liabilities” may not constitute the current liabilities of the Company Entities if determined in accordance with GAAP.
“Damages” means all losses, claims, damages, payments, costs and expenses (including costs and expenses of Actions), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable fees of attorneys, accountants and other experts, and other expenses reasonably incurred in prosecuting or defending against any such Actions.
“Deductible Amount” has the meaning set forth in Section 8.4(b).
“De Minimis Losses” has the meaning set forth in Section 8.4(b).
“Due Diligence Materials” means those documents and materials made available to Buyer, its Affiliates and their Representatives not less than two (2) Business Days prior to the date hereof in the Intralinks virtual data room regarding the Company Entities and any written questions and answers exchanged between Buyer and its Affiliates and Sellers and their Affiliates prior to the date hereof with respect thereto.
“Earnout Calculation Dispute” has the meaning set forth in Section 2.5(b).
“Earnout Calculation Dispute Notice” has the meaning set forth in Section 2.5(b).
“Earnout Calculation Review Period” has the meaning set forth in Section 2.5(b).
“Earnout Calculation Statement” has the meaning set forth in Section 2.5(b).
“Earnout Calculation Statement Confirmation” has the meaning set forth in Section 2.5(b).
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Environmental Law” means any applicable Law, including provisions of common law, relating to the regulation or protection of the environment, natural resources, historic or cultural resources, conservation, human health or safety, including, without limitation, any applicable Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, wetlands, structures and improvements, land or subsurface strata), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or cleanup of Hazardous Materials. “Environmental Laws” include, without limitation, the Endangered Species Act, 16 U.S.C.  § 1531 et seq., the National Environmental Policy Act, 42 U.S.C.  §4321 et seq., the Federal Water Pollution Control Act, 33 U.S.C.  §1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. §9601 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C.  §2601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., 14 C.F.R. Part 77 and any similar or implementing federal, state or local law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with a Company Entity, would be deemed a “single employer” or in a “controlled group” within the meaning of 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.
“Estimated Adjustment Statement” has the meaning set forth in Section 2.4(a).
“Estimated Closing Cash Amount” has the meaning set forth in Section 2.4(a).
“Estimated Closing Outstanding Debt” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Closing Working Capital Adjustment Amount” means an amount equal to the difference (which may be positive or negative) between (a) the Estimated Closing Working Capital less (b) the Target Closing Working Capital.
“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(a).
“Estimated Qualifying Net Income” has the meaning set forth in Section 2.4(a).
“Estimated Swap Amount” has the meaning set forth in Section 2.4(a).
“Existing Credit Agreements” means, collectively, the credit and loan agreements, security agreements and guarantees set forth on Section 3.5 of the Company Disclosure Schedule.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Closing Cash Amount” has the meaning set forth in Section 2.4(e).
“Final Closing Outstanding Debt” has the meaning set forth in Section 2.4(e).
“Final Closing Working Capital” has the meaning set forth in Section 2.4(e).
“Final Qualifying Net Income” has the meaning set forth in Section 2.4(e).
“Final Swap Amount” has the meaning set forth in Section 2.4(e).
“Financial Statements” has the meaning set forth in Section 3.7.
“Fraud” means an intentional misstatement of material fact that constitutes a representation by Sellers contained in this Agreement; provided that, at the time such representation was made, (a) such representation was false, (b) an individual set forth on Section 1.1(a) of the Company Disclosure Schedule had actual knowledge of the falsity of such representation and deliberately caused such representation to be included in this Agreement knowing of such falsity, (c) Sellers made such representation having the specific intent to deceive Buyer, (d) Buyer acted in reliance on such representation (it being acknowledged that Buyer has relied on the representations and warranties made by Sellers in Article III and Article IV in making its decision to enter into this Agreement and the transactions contemplated hereby) and (e) Buyer suffered financial injury or Damages as a result of the falseness of such representation.
“FPA” means the Federal Power Act, and FERC’s implementing rules and regulations promulgated thereunder.

“Fundamental Representations” has the meaning set forth in Section 8.1.
“GAAP” means generally accepted accounting principles in the United States of America as in effect at any applicable time.
“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, and any non-governmental body, in each case with competent jurisdiction; provided, however, that any entity acting in its capacity as a contractual counterparty to a Material Contract of any of the Company Entities shall not when acting in such capacity be deemed to be a “Governmental Authority” within the meaning of this definition.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Guarantee” has the meaning set forth in Section 6.12(a).
“Guaranteed Obligation” has the meaning set forth in Section 6.12(a).
“Hazardous Material” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, generation, handling, transportation, disposal, release or cleanup of which is in any way governed by or subject to any applicable Environmental Law.
“Hedging Arrangement” means any forward, future, swap, collar, put, call, floor, cap, option or other similar Contract the purpose of which is to benefit from, or reduce the risk of, fluctuations in interest or foreign exchange rate, currency, or the price of any commodity (including energy, capacity, environmental attributes and ancillary products or services) or any equity or debt security or any index based on any of the foregoing.
“HoldCo 6” has the meaning set forth in the recitals to this Agreement.
“HoldCo 7” has the meaning set forth in the recitals to this Agreement.
“HoldCo 7A” has the meaning set forth in the recitals to this Agreement.
“HoldCo 8” has the meaning set forth in the recitals to this Agreement.
“HoldCos” has the meaning set forth in the recitals to this Agreement.
“Hyperion Holdco” has the meaning set forth in the preamble to this Agreement.

“Hyperion Interests” has the meaning set forth in the recitals to this Agreement.
“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money (including accrued and unpaid interest payable in connection therewith), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates or currency fluctuations, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other Current Liabilities, (e) any obligations as lessee under capitalized leases (which shall not include legacy operating leases coming on balance sheet in connection with adopting Accounting Standard ( Topic 842)); (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
“Independent Engineer” has the meaning set forth in Section 10.16.
“Independent Expert” has the meaning set forth in Section 2.4(d).
“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing and (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research.
“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“Interim Period” has the meaning set forth in Section 6.1(a).
“IntermediateCo” has the meaning set forth in the recitals to this Agreement.
“Knowledge” means, with respect to Sellers, the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of any individual set forth on Section 1.1(a) of the Company Disclosure Schedule, and, with respect to Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule.
“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest purchase right, transfer restriction or other encumbrance.
“Losses” has the meaning set forth in Section 8.2.
“Material Adverse Effect” means: (a) with respect to the Company Entities, any change, event, occurrence or development that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Entities, taken as a whole,; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (but, in the case of clauses (i) through (vi), (viii), (xiii) solely to the extent such changes or events do not affect the Company Entities disproportionately to other companies in the same industry and geographic region): (i) changes generally affecting the industries in which the Company Entities operate (including the electric generating, transmission or distribution industries), (ii) changes in the renewable energy industry or wholesale or retail markets for electric power, power generation, power transmission or other transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes in general economic, regulatory or political conditions, including any acts of war or terrorist activities, (iv) effects of weather, meteorological conditions or events, or other natural disasters or the operating performance of the Projects associated with such weather or meteorological conditions, events or other natural disasters, (v) changes in Law or regulatory policy or the interpretation or enforcement thereof, (vi) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (vii) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Subsidiaries or Affiliates or any communication by Buyer or any of its Subsidiaries or Affiliates regarding plans, proposals or projections with respect to the Company Entities (including any impact on the relationship of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders or partners), (viii) changes in accounting requirements or principles, (ix) actions or omissions expressly required or permitted to be taken or not taken by the Company Entities in accordance with this Agreement or the other Transaction Documents or requested, or consented to, in each case in writing, by Buyer or any of its Subsidiaries or Affiliates, (x) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Subsidiaries or Affiliates, (xi) changes in or effects on the assets or properties of the Company Entities which are fully cured (including by the payment of money) by Sellers or any Company Entity prior to the Closing Date, (xii) failure by Sellers or any Company Entity to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood that this clause (xii) shall not exclude any circumstance, change, fact, event, occurrence or development giving rise to such failure to the extent any such circumstance, change, fact, event, effect, occurrence or development is not otherwise excluded from clause (a) of this definition of Material Adverse Effect), (xiii) any deterioration, diminution, or decline in financial condition of any offtaker or other revenue counterparty, or (xiv)  the occurrence or worsening of any pandemic, epidemic or public health emergency or disease outbreak (including COVID-19); (b) with respect to Buyer, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates (including the Buyer Guarantor) of any obligation under, or the consummation of the transactions contemplated by, this Agreement; and (c) with respect to Sellers, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by either Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.
“Material Contracts” means the following Contracts to which any Company Entity is a party and which are in effect on the date hereof: (a) each interconnection Contract; (b) each Contract for the purchase, sale, exchange or delivery of energy, capacity, ancillary services, or any environmental attributes (including any renewable energy certificates or renewable energy credits); (c) each Contract for the storage or transmission of electricity; (d) any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, or securities (e) each operation, maintenance, repair and management Contract that is material to the operation of any Project owned by any Company Entity; (f) each Contract which provides for aggregate future payments to or from any Company

Entity in excess of $100,000 per annum; (g) each Real Property Agreement; (h) each Contract under which any Company Entity has (1) created, incurred, assumed or guaranteed any outstanding Indebtedness or (2) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness; (i) each Affiliate Contract; (j) each Contract establishing any joint venture, limited liability company, partnership, co-tenancy or shared facilities relationship; (k) each Contract providing material product warranty obligations with respect to any solar panels, inverters, racking equipment or monitors or repair obligations for any Project; (l) each Contract providing for the pending acquisition or disposition of any entity, project or business (whether by merger, purchase or sale of Interests or assets or otherwise) or that otherwise contain material ongoing obligations of any Company Entity, (m) Contracts providing for the sale of any material assets of the Company Entities (other than sales of energy, capacity, environmental attributes or ancillary products or services, inventory or obsolete or damaged equipment, in each case, in the ordinary course of business) or the grant of any preferential rights to purchase any such material assets; (n) Contracts with any service provider engaged for the performance of any Company Entity’s Permit compliance obligations; (o) PILOT Agreements; and (p) the Tax Equity Documents.
“Material Post-Signing Event” has the meaning given to such term in Section 6.11.
“Membership Interests” means the Membership Interests of the Company, as defined in the Company LLC Agreement.
“Money Laundering Laws” means all applicable anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines.
“Net Income” means, for any period, an amount equal to the sum of all revenues generated by the Company Entities less all operating expenses incurred by the Company Entities in the ordinary course of business, in each case determined in accordance with GAAP, consistently applied without taking into account interest, depreciation or amortization, and minus each of (a) any gain from the sale of assets, (b) interest expense and fees in respect of any outstanding Indebtedness (including the Existing Credit Agreements) and (c) distributions and other payments made to Tax Equity Investors.

“NJ Bulk Sales Law” means the New Jersey Bulk Sales Law, N.J.S.A. 54:50-38.
“NJ Division” has the meaning set forth in Section 6.13.
“Non-Recourse Persons” has the meaning set forth in Section 10.11.
“Notice of Objection” has the meaning set forth in Section 2.4(c).
“Owned Real Property” has the meaning set forth in Section 3.11(a).
“Parties” has the meaning set forth in the preamble to this Agreement.
“Pass-Through Income Tax Return” means any Tax Return reporting the income of the Company Entities that is allocable to, and reportable as income of, the Company Entities’ direct or indirect equityholders under applicable Tax Law.
“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents, approvals, filings, rulings, tariffs, certifications, exemptions, orders or registrations obtained by, with or from, or notices filed with, any Governmental Authority.

“Permitted Assignee” means APA Finance III Borrower, LLC, a Delaware limited liability company.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business or the validity or amount of which is being contested in good faith, (b) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which appropriate reserves have been established on the books and records of the applicable Company Entity in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens disclosed in the Financial Statements, (h) any Liens disclosed on leasehold owner’s title policies or as-built ALTA surveys included in the Due Diligence Materials (i) with respect to the Owned Real Property, all exceptions, restrictions, easements, imperfections of title, charges, covenants, rights of way, zoning ordinances and similar encumbrances which, with respect to Real Property Agreements necessary for operations by such Company Entity, do not individually or in the aggregate materially interfere with the current use of the real property subject thereto by such Company Entity, and which, with respect to Owned Real Property, do not materially impair the current or permitted use, occupancy or value of such Owned Real Property, (j)  Liens arising under or created by any Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document), (k) any right, interest, lien, title or other Lien of a lessor or sublessor in the leased property under the Real Property Agreements, (l) any Lien to be released on or prior to Closing, (m) all Liens arising pursuant to or in connection with the Existing Credit Agreements listed on Section 1.1(b) of the Company Disclosure Schedule, and (n) Liens listed on Section 1.1(b) of the Company Disclosure Schedule.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.
“PILOT Agreements” means the payment in lieu of taxes agreements between a Company Entity and a Governmental Authority set forth on Section 3.13 of the Company Disclosure Schedule.
“Post-Signing Event” has the meaning given to such term in Section 6.11.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.7(b).
“Prepaid Expenses” means all amounts that the Company Entities have paid in respect of any period following the effective time of the Closing as provided in Section 2.2 including for rent, operations and maintenance, insurance, property Taxes and other costs that may have been prepaid, not to exceed $1,100,000 in the aggregate.
“Production Earnout Payment” has the meaning set forth in Section 2.5(a).
“Production Earnout Period” has the meaning set forth in Section 2.5(a).
“ProjectCo” has the meaning set forth in the recitals to this Agreement.
“Projects” has the meaning set forth in the recitals to this Agreement.

“Prudent Industry Practices” has the meaning set forth in Section 2.5(a).
“PUHCA” means the Public Utility Holding Company Act of 2005.
“Purchase Price” has the meaning set forth in Section 2.1.
“PURPA” means the Public Utility Regulatory Policies Act of 1978, and each applicable Governmental Entity’s implementing rules and regulations promulgated thereunder.
“Qualifying Net Income” means Net Income received by the Company Entities during the period commencing at 11:59 p.m. (Eastern Time) on June 30, 2023 and ending as of the effective time of the Closing as provided in Section 2.2.
“QF” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and FERC’s regulations implementing PURPA, 18 C.F.R. §§ 292.101(b) and 292.203(a).
“Real Property” means the Owned Real Property and the Other Real Property.
“Real Property Agreements” has the meaning set forth in Section 3.11(b).
“Releasor” has the meaning set forth in Section 8.2(b).
“Releasee” has the meaning set forth in Section 8.2(b).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Restricted Cash” means any and all accounts held by the Company Entities which are not otherwise reflected in the definition of “Cash” including any certificate of deposit accounts, debt-related reserve accounts and any other accounts of the Company Entities held by a lender, escrow accounts, and cash collateralized letter of credit accounts.
“Review Period” has the meaning set forth in Section 2.4(c).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Sample Closing Statement” means the sample calculation, prepared for illustrative purposes only, of the Purchase Price, as of June 30, 2023, and set forth on Schedule A.
“Sanctioned Country” means any country or other territory that is, or which has a government that is, generally the subject of country-wide or territory-wide Sanctions prohibiting dealings with such government, country or territory.

“Sanctioned Person” means any Person who is, or who is directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, a target of Sanctions, or with whom any United States, Canadian, European Union, French or United Kingdom Person would be prohibited or restricted by Sanctions from engaging in trade, business or other commercial activities.
“Sanctions” means any applicable economic, financial or trade sanctions or other restrictive measures (including any sanctions or measures relating to any type of embargo).
“Sanctions Authority” means the United Nations Security Council, any French government authority, the European Union (including each of its member states), the United Kingdom, Switzerland, the United States of America, Canada and the respective Governmental Authority of any of the foregoing, including the United States Department of the Treasury’s Office of Foreign Assets Control (OFAC), the United States Department of State, the United States Department of Commerce, the Canadian Department of Foreign Affairs, Trade and Development, the Canadian Department of Public Safety and Emergency Preparedness, His Majesty’s Treasury of the United Kingdom, the Department for Business, Innovation and Skills and any other Governmental Authority which has jurisdiction over any Party.
“Sanctions Laws” means any Laws applying to Sanctions that are enacted, administered, imposed, enforced or publicly notified by any Sanctions Authority.
“Securities Act” means the Securities Act of 1933.
“Seller Production Baseline” has the meaning set forth in Section 2.5(a).
“Sellers” has the meaning set forth in the preamble to this Agreement.
“Sellers’ Counsel” has the meaning set forth in Section 10.13(a).
“Sellers Prepared Tax Returns” has the meaning set forth in Section 6.7(b).
“Soltage Hyperion” has the meaning set forth in the preamble.
“Soltage Interests” has the meaning set forth in the recitals to this Agreement.
“Solvent” means, when used with respect to any Person, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or proposes to be engaged following the Closing Date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 6.7(b).
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.
“Successor Buyer” has the meaning set forth in Section 6.12(c).
“Support Obligations” means any and all obligations or liabilities relating to the indemnities, guaranties, letters of credit, bonds, cash deposits and other credit assurances of a comparable nature made or issued by or on behalf of Sellers or any of their Affiliates and listed or described on Section 1.1(c) of the Company Disclosure Schedule.
“Swap Amount” means any amounts paid to any Company Entity in connection with any full or partial termination under any Hedging Arrangement.
“Target Closing Working Capital” means $0.
“Tax” means any federal, state, local, foreign or other tax, charge, duty, fee, levy or other assessment, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto.
“Tax Equity Documents” means those Contracts set forth on Section 1.1(d) of the Company Disclosure Schedule.
“Tax Equity Investors” means, with respect to HoldCo 8, each of Firstar Development, LLC and USB RETC Fund 2018-18, LLC.
“Tax Proceeding” has the meaning set forth in Section 6.7(d).
“Tax Refund” has the meaning set forth in Section 6.7(e).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Termination Date” has the meaning set forth in Section 9.1(b).
“TE Buyout MIPA” means each of the Membership Interest Purchase Agreement (a) dated as of February 14, 2023, by and between Solar Holdco 6, LLC, Solar Projectco 6, LLC and Firstar Development, LLC (“Firstar”), (b) dated as of March 29, 2023, by and between Solar Holdco 7, LLC, Solar Projectco 7, LLC and Firstar, and (c) dated as of September 5, 2023, by and between Solar Holdco 7A, LLC, Solar Projectco 7A, LLC and Firstar.
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Assignment of Interests and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable Real Property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
Section 1.2    Construction.
(a)    The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)    The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”
(f)    All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement.
(g)    For purposes of Article III, information shall be deemed to have been “made available” (or words of similar import) to Buyer if such information was included in the Due Diligence Materials not less than two (2) Business Days prior to the date hereof.
(h)    Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(i)    Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(j)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(k)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(l)    Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(m)    A references to “dollars” or “$” mean the lawful currency of the United States.
(n)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder not expressly specified to be made otherwise, shall be made in accordance with, GAAP.
ARTICLE II
PURCHASE AND SALE OF THE COMPANY INTERESTS
Section 2.1    Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase from Sellers, all of the Company Interests for an aggregate purchase price (the “Purchase Price”) equal to (a) $120,400,000 (ONE HUNDRED TWENTY MILLION, FOUR HUNDRED THOUSAND DOLLARS) (the “Base Purchase Price”) plus (b) the Closing Working Capital Adjustment Amount whether positive or negative, plus (c) the Closing Cash, minus (d) the Closing Outstanding Debt, minus (e) the Swap Amount, minus (f) Qualifying Net Income, minus (g) Company Transaction Expenses and plus (h) the Production Earnout Payment.
Section 2.2    Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 (or remotely via the electronic exchange of closing deliverables), commencing at 10:00 a.m. local time (a) on the day that is three (3) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or waived, or (b) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 12:01 a.m. Eastern Time on the Closing Date.
Section 2.3    Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer will:
(i)    pay to Sellers (by wire transfer of immediately available funds to such account or accounts specified by Sellers to Buyer not less than two (2) Business Days prior to the Closing) an amount equal to (A) the Base Purchase Price (i) plus the Estimated Closing Working Capital Adjustment Amount if such amount is positive or (ii) minus the Estimated Closing Working Capital Adjustment Amount if such amount is negative, plus (B) the Estimated Closing Cash Amount, minus (C) the Estimated Closing Outstanding Debt, minus (D) the Estimated Swap Amount, minus (E) the Estimated Qualifying Net Income and minus (F) Estimated Company Transaction Expenses;

(ii)    pay on behalf of the Company Entities to the Persons specified in the Estimated Adjustment Statement (by wire transfer of immediately available funds to the accounts specified therein), the Estimated Company Transaction Expenses; and
(iii)    deliver to Sellers all documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.2.
(b)    At the Closing, Sellers will deliver to Buyer all documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.1.
(c)    Buyer and Seller acknowledge and agree that notwithstanding the provisions of Section 2.3(a)(i), or anything to the contrary contained in this Agreement, at the Closing the Swap Amount shall be distributed to Sellers.
Section 2.4    Purchase Price Adjustments.
(a)    No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a written statement (the “Estimated Adjustment Statement”) setting forth Sellers’ good faith estimate of: (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”), (ii) the Closing Cash (such estimate, the “Estimated Closing Cash Amount”), (iii) the Closing Outstanding Debt (such estimate, the “Estimated Closing Outstanding Debt”), (iv) the Swap Amount (such estimate, the “Estimated Swap Amount”), (v) the Qualifying Net Income (such estimate, the “Estimated Qualifying Net Income”) and (vi) the Company Transaction Expenses (such estimate, the “Estimated Company Transaction Expenses”), prepared in accordance with the Sample Closing Statement. The Estimated Closing Working Capital, the Estimated Closing Cash Amount, the Estimated Closing Outstanding Debt, the Estimated Swap Amount, the Estimated Qualifying Net Income and the Estimated Company Transaction Expenses (as contained in the Estimated Adjustment Statement delivered by Sellers to Buyer) shall be binding, absent manifest error, on the Parties for the purposes of determining the payments to be made pursuant to Section 2.3(a) and Section 2.4(f).
(b)    Within 60 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Sellers an unaudited statement (the “Adjustment Statement”), which shall set forth Buyer’s good faith calculation of: (i) the Closing Working Capital, (ii) Closing Cash, (iii) the Closing Outstanding Debt, (iv) the Swap Amount, (v) the Qualifying Net Income and (vi) the Company Transaction Expenses. For illustrative purposes, an example of the elements of Closing Working Capital, as if the Closing Date were June 30, 2023, is attached as Schedule A. If Buyer does not deliver an Adjustment Statement to Sellers within such 60-day period, Buyer shall be deemed to have accepted Sellers’ calculation of Closing Working Capital, Closing Cash, Closing Outstanding Debt, Swap Amount, Qualifying Net Income and Company Transaction Expenses set forth in the Estimated Adjustment Statement and such calculation shall be final, conclusive and binding.
(c)    Upon receipt from Buyer, Sellers shall have 45 days to review the Adjustment Statement (the “Review Period”). At Sellers’ request, Buyer (i) shall reasonably cooperate and assist, and shall cause its Subsidiaries, including the Company, and each of their respective Representatives, to reasonably cooperate and assist Sellers and their Representatives in the review of the Adjustment Statement (including by executing such documents and other instruments and taking further actions as may be reasonably required to cause Buyer and the Company and their respective accountants to deliver to Sellers and their Representatives copies of their work papers relating to the Company) and (ii) shall provide Sellers and their Representatives with any information reasonably requested by Sellers that is necessary for their review of the Adjustment Statement. If Sellers disagree with Buyer’s computation of the items set forth in the Adjustment Statement, Sellers shall, on or prior to the last day of the Review Period, deliver a written notice to Buyer (the “Notice of Objection”) that sets forth Sellers’ objections to Buyer’s calculation of such items. Any Notice of Objection shall specify those items or amounts with which Sellers disagree, shall describe the reasons for such disagreement in reasonable detail, and shall set forth Sellers’ calculation of Closing Working Capital, Closing Cash, Closing Outstanding Debt, Swap Amount, Qualifying Net Income and Company Transaction Expenses, as applicable, based on such objections.
(d)    If Sellers do not deliver a Notice of Objection to Buyer within the Review Period, Sellers shall be deemed to have accepted Buyer’s calculation of Closing Working Capital, Closing Cash, Closing Outstanding Debt, Swap Amount, Qualifying Net Income and Company Transaction Expenses, and such calculation shall be final, conclusive and binding. If Sellers deliver a Notice of Objection to Buyer within the Review Period, Buyer and Sellers shall, during the 45 days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Working Capital, Closing Cash, Closing Outstanding Debt, Swap Amount, Qualifying Net Income or Company Transaction Expenses, as applicable. If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the New York office of PricewaterhouseCoopers LLP or if such office of PricewaterhouseCoopers LLP refuses or is unable to serve in such a capacity, a nationally recognized independent accounting firm mutually acceptable to Buyer and Sellers or any individual who, in the reasonable determination of Buyer and Sellers, is qualified and capable to serve in the capacity for which such nationally recognized independent accounting firm would have served pursuant to this Section 2.4 (such office of PricewaterhouseCoopers LLP or such other firm or individual, the “Independent Expert”) it being acknowledged and agreed that any of the “big four” accounting firms will be considered qualified and capable to serve in such capacity. Buyer and Sellers shall instruct the Independent Expert promptly to review this Section 2.4, as well as the Adjustment Statement, Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, Closing Working Capital, Closing Cash, Closing Outstanding Debt, Swap Amount, Qualifying Net Income or Company Transaction Expenses, as applicable, set forth in the Adjustment Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Sellers and not on an independent review. Buyer and Sellers shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and Sellers a report that sets forth its resolution of the disputed items and amounts and its calculation of the items set forth on the Adjustment Statement; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by Sellers, on the one hand, or Buyer, on the other hand, nor less than the smallest value for such item claimed by either the Sellers, on the one hand, or Buyer, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to Buyer on the one hand, and Sellers, on the other hand, bears to the aggregate amount actually contested by Buyer and Sellers, as determined by the Independent Expert (for example, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and the Independent Expert ultimately resolves the dispute by awarding to the Sellers $700 of the $1,000 disputed, then the fees, costs and expenses of the Independent Expert, giving effect to any initial engagement fee already paid, will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to the Buyer and thirty percent (30%) (i.e., 300 ÷ 1,000) to the Sellers). Buyer and Sellers agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)    For purposes of this Agreement, “Final Closing Working Capital”, “Final Closing Cash Amount”, “Final Closing Outstanding Debt”, “Final Swap Amount”, “Final Qualifying Net Income” and “Final Company Transaction Expenses” mean the amount of such items (i) as shown in the Estimated Adjustment Statement delivered by Sellers to Buyer pursuant to Section 2.4(a), if no Adjustment Statement with respect thereto is timely delivered by Buyer to Sellers pursuant to Section 2.4(b), (ii) as shown in the Adjustment Statement delivered by Buyer to Sellers pursuant to Section 2.4(b), if no Notice of Objection with respect thereto is timely delivered by Sellers to Buyers pursuant to Section 2.4(c) or (iii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Sellers pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.4(d).
(f)    Within three (3) Business Days after the Final Closing Working Capital, the Final Closing Cash Amount, the Final Closing Outstanding Debt, the Final Swap Amount, the Final Qualifying Net Income and the Final Company Transaction Expenses have been finally determined pursuant to this Section 2.4:
(i)    if the Final Closing Working Capital is less than the Estimated Closing Working Capital, Sellers shall pay to Buyer an aggregate amount equal to (A) the Estimated Closing Working Capital, minus (B) the Final Closing Working Capital;
(ii)    if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, Buyer shall pay to Sellers an amount equal to (A) the Final Closing Working Capital, minus (B) the Estimated Closing Working Capital;
(iii)    if the Final Closing Cash Amount is less than the Estimated Closing Cash Amount, Sellers shall pay to Buyer an amount equal to (A) the Estimated Closing Cash Amount, minus (B) the Final Closing Cash Amount;
(iv)    if the Final Closing Cash Amount is greater than the Estimated Closing Cash Amount, Buyer shall pay to Sellers an amount equal to (A) the Final Closing Cash Amount, minus (B) the Estimated Closing Cash Amount;
(v)     if the Final Closing Outstanding Debt is less than the Estimated Closing Outstanding Debt, Buyer shall pay to Sellers an amount equal to (A) the Estimated Closing Outstanding Debt, minus (B) the Final Closing Outstanding Debt;
(vi)    if the Final Closing Outstanding Debt is greater than the Estimated Closing Outstanding Debt, Sellers shall pay to Buyer an amount equal to (A) the Final Closing Outstanding Debt, minus (B) the Estimated Closing Outstanding Debt;
(vii)    if the Final Swap Amount is less than the Estimated Swap Amount, Buyer shall pay to Sellers an amount equal to (A) the Estimated Swap Amount, minus (B) the Final Swap Amount;
(viii)    if the Final Swap Amount is greater than the Estimated Swap Amount, Sellers shall pay to Buyer an amount equal to (A) the Final Swap Amount, minus (B) the Estimated Swap Amount;
(ix)    if the Final Qualifying Net Income is less than the Estimated Qualifying Net Income, Buyer shall pay to Sellers an amount equal to (A) the Estimated Qualifying Net Income, minus (B) the Final Qualifying Net Income;

(x)    if the Final Qualifying Net Income is greater than the Estimated Qualifying Net Income, Sellers shall pay to Buyer an amount Equal to (A) the Final Qualifying Net Income, minus (B) the Estimated Qualifying Net Income;
(xi)    if the Final Company Transaction Expenses are less than the Estimated Company Transaction Expenses, Buyer shall pay to Sellers an amount equal to (A) the Estimated Company Transaction Expenses, minus (B) the Final Company Transaction Expenses; and
(xii)    if the Final Company Transaction Expenses are greater than the Estimated Company Transaction Expenses, Sellers shall pay to Buyer an amount Equal to (A) the Final Company Transaction Expenses, minus (B) the Estimated Company Transaction Expenses.
Following determination of the amounts to be paid by Buyer or Sellers, as the case may be, in accordance with this Section 2.4(f), a single net amount shall be paid by Buyer or Sellers, to the other as applicable.
(g)    The amount of any payment to be made pursuant to Section 2.4 (f) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Adjusted Treasury Rate. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding. Any payment required to be made pursuant to Section 2.4(f) shall be made by wire transfer of immediately available funds to an account designated in writing by the recipient of such payment not less than two (2) Business Days prior to such transfer.
Section 2.5    Earnout.
(a)    For purposes of this Section 2.5, the following terms have the following meanings:
“Actual Production” means the aggregate actual production (kWh) of the Projects during the Production Earnout Period, including any lost energy (kWh) for which any Company Entity has received compensation under any business interruption insurance policies.
“Buyer Production Baseline” means the amount in MWh set forth in following table opposite the applicable Production Earnout Period.

Production Earnout Period	MWh
October 1, 2023 – September 30, 2024	166,862
November 1, 2023 – October 31, 2024	166,797
December 1, 2023 – November 30, 2024	166,745
January 1, 2024 – December 31, 2024	166,701
February 1, 2024 - January 31, 2025	166,651
March 1, 2024 - February 28, 2025	166,597
April 1, 2024 - March 31, 2025	166,525
May 1, 2024 - April 30, 2025	166,443
June 1, 2024 - May 31, 2025	166,354
July 1, 2024 - June 30, 2025	166,266
August 1, 2024 - July 31, 2025	166,178

“Production Earnout Payment” means an amount equal to the product of (x) eight million Dollars ($8,000,000) multiplied by (y) a ratio equal to (i) the amount by which the Actual Production exceeds the Buyer Production Baseline over (ii) the amount by which the Seller Production Baseline exceeds the Buyer Production Baseline; provided that the Production Earnout Payment shall in no event be less than zero Dollars ($0) or more than eight million Dollars ($8,000,000).
“Production Earnout Period” means the twelve (12) month period beginning with the first full calendar month after the Closing Date. For the avoidance of doubt, if the Closing Date occurs on the first day of a calendar month, the Production Earnout Period shall begin on the first day of the following calendar month.
“Prudent Industry Practices” means in connection with the operation and maintenance of solar photovoltaic power generation systems of a type and size and having geographical and climatic attributes similar to the Projects, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy adopted by a significant portion of the operators in the United States of such systems as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with applicable laws, reliability, safety and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather are intended to be a spectrum of practices, methods and acts that would be considered commercially reasonable under the circumstances.
“Seller Production Baseline” means the amount in MWh set forth in following table opposite the applicable Production Earnout Period.

Production Earnout Period	MWh
October 1, 2023 – September 30, 2024	178,991
November 1, 2023 – October 31, 2024	178,929
December 1, 2023 – November 30, 2024	178,878
January 1, 2024 – December 31, 2024	178,836
February 1, 2024 – January 31, 2025	178,788
March 1, 2024 - February 29, 2025	178,736
April 1, 2024 - March 31, 2025	178,666
May 1, 2024 - April 30, 2025	178,587
June 1, 2024 - May 31, 2025	178,501
July 1, 2024 - June 30, 2025	178,415
August 1, 2024 - July 31, 2025	178,331
(b)    Earnout Calculations. Within thirty (30) days after the end of the Production Earnout Period, Buyer shall deliver to Sellers, in accordance with the notice provision set forth in Section 10.03 a written statement setting forth Buyer’s calculation of the Production

Earnout Payment together with reasonably detailed supporting documentation (the “Earnout Calculation Statement”). If Sellers dispute Buyer’s calculation of the Production Earnout Payment set forth in the Earnout Calculation Statement (an “Earnout Calculation Dispute”), Sellers shall provide written notice to Buyer of such Earnout Calculation Dispute (an “Earnout Calculation Dispute Notice”) within forty-five (45) days of receipt of the Earnout Calculation Statement (the “Earnout Calculation Review Period”), which Earnout Calculation Dispute Notice shall describe the reasons for the Dispute in reasonable detail, and shall set forth Sellers’ calculation of the Production Earnout Payment based on such objections. If Sellers deliver an Earnout Calculation Dispute Notice within the Earnout Calculation Review Period, the Parties shall comply with the dispute resolution process set forth in Section 10.16 to finally determine the amount thereof, and the Earnout Calculation Review Period shall be deemed extended until such final determination has occurred. If Sellers do not deliver an Earnout Calculation Dispute Notice within the Earnout Calculation Review Period, or if Sellers provide written notice to Buyer at any time during the Earnout Calculation Review Period of its agreement with the Earnout Calculation Statement (the “Earnout Calculation Statement Confirmation”) then the amount of the Production Earnout Payment specified in the Earnout Calculation Statement shall be binding on the Parties.
(c)    Earnout Payment. Buyer shall pay to Sellers the Production Earnout Payment within ten (10) Business Days following the earlier of (i) the delivery by Sellers of the Earnout Calculation Statement Confirmation and (ii) the expiration of the Earnout Calculation Review Period, in either case (x) by wire transfer of immediately available funds to the account(s) specified by Sellers for such purpose or (y) to the extent that any claims have been made against Sellers under Section 8.3 and remain unpaid as of such date, by set-off against the corresponding amount of such claims in accordance with Section 8.6.
Section 2.6    Purchase Price Allocation. The Parties agree to allocate the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law) among the Interests of the Company Entities and, further, for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law), as the case may be, among the separate classes of assets of each Company Entity in accordance with the fair market value of the assets and the methodology described in Sections 1060 and 338 of the Code. Buyer shall prepare and provide to Sellers at least ten (10) Business Days prior to the Closing, a schedule setting forth a proposal for the allocation of the Purchase Price (plus liabilities properly taken into account under Tax law) among the assets of the Company Entities (the “Allocation Schedule”) in accordance herewith. Sellers shall propose to Buyer any changes thereto within five (5) Business Days following their receipt thereof, and Buyer and Sellers shall cooperate in good faith to agree upon a revised Allocation Schedule as soon as practicable. If the Parties are unable to agree on the Allocation Schedule, the Parties shall refer such dispute to the Independent Expert, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.6 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Expert shall not have the power to modify or amend any term or provision of this Agreement. The related expenses of the Independent Expert shall be shared equally by Buyer and Sellers. Each of Sellers and Buyer agrees and acknowledges that each shall (and shall cause its Affiliates to) report the transactions contemplated herein to the applicable taxing authorities consistent with the Allocation Schedule mutually agreed upon (or as determined by the Independent Expert) pursuant to this Section 2.6, and that neither Sellers nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the final Allocation Schedule determined pursuant hereto, or file any Tax Return inconsistent therewith unless required by a determination within the meaning of Section 1313 of the Code.
Section 2.7    Transfer Taxes. Notwithstanding anything herein to the contrary, responsibility for any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.7, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.
Section 2.8    Tax Withholding. Buyer shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws; provided, that if Buyer determines that withholding is required with respect to any such payment, other than in respect of payments of wages or other compensation for services, Buyer shall notify Sellers at least three Business Days in advance of such payment and reasonably cooperate with Sellers to eliminate or reduce such withholding, to the extent permitted under applicable Laws. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Sellers, severally and not jointly, represent and warrant to Buyer, except as set forth in the Company Disclosure Schedule, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization; Business.
(a)    Each Company Entity (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.
(b)    Each Company Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a material and adverse effect on any Company Entity.
(c)    Sellers have made available to Buyer true and correct copies of the Governing Documents of each Company Entity, as in effect on the Closing Date.
(d)    Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, none of the Company Entities has conducted any business other than in connection with the development, financing, construction, ownership or operation of solar photovoltaic facilities or the ownership of assets incidental thereto, or the ownership of another Company Entity, in each case with respect to the Projects.
Section 3.2    Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Sellers of this Agreement nor the other Transaction Documents to which they are or will be a party, nor the consummation by Sellers of the transactions contemplated hereby or thereby (a) assuming receipt of the Consents set forth in Section 3.2(a) of the Company Disclosure Schedule, conflicts with any provision of the respective Governing Documents of the Company Entities, (b) assuming receipt of the Consents set forth in Section 3.2(b) of the Company Disclosure Schedule, violates or results in a breach of, or the imposition of any Lien (other than a Permitted Lien) under any Material Contract of any Company Entity, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.6, violates any Law to which any Company Entity is subject.
Section 3.3    Capitalization. Section 3.3 of the Company Disclosure Schedule sets forth a list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization, and (c) the issued and outstanding Interests thereof and the owners thereof. Other than the Company Subsidiaries, the Company has no Interest in any other Person. The Interests in each Company Entity have been issued in compliance with all applicable securities Laws, and no further payments in respect thereof are required to be made by the owners thereof. Except for this Agreement, neither Sellers nor any Company Entity is a party to any Rights or Contracts that would require either Seller or such Company Entity to sell, transfer, issue or otherwise dispose of any Interests of the Company Entities. Except as provided in the Governing Documents of the Company Entities, neither Sellers nor any Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any Interests of the Company Entities. There are no rights, agreements or arrangements or commitments relating to the Interests in a Company Entity to which any Company Entity is a party, or by which it is bound, obligating it to repurchase, redeem or otherwise acquire or retire any of its outstanding Interests and there are no binding obligations of any Company Entity to provide a loan to or make a capital contribution in any other Person.
Section 3.4    Ownership. The Company owns directly beneficially and of record all of the issued and outstanding Interests of each HoldCo. The Interests of each IntermediateCo and each ProjectCo are owned as set forth on Section 3.3 of the Company Disclosure Schedule. The Interests of the Company Entities set forth on Section 3.3 of the Company Disclosure Schedule are free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the applicable Company Entity, (iii) Permitted Liens, (iv) as are disclosed on Section 3.4 of the Company Disclosure Schedule, (v) arising pursuant to or securing the Indebtedness of the Company Entities set forth on Section 3.5 of the Company Disclosure Schedule, (v) for any restrictions on sales of securities under applicable securities Laws, and (vi) Sellers make no representation or warranty with respect to any Interests of any Company Subsidiary which is shown on Section 3.3 of the Company Disclosure Schedule to be owned by any Tax Equity Investor. Except as set forth in Section 3.3 of the Company Disclosure Schedule, none of the Company Entities (i) has any Subsidiaries, (ii) owns any equity interest or (iii) has issued any certificates or other instruments to evidence any equity interest (except for those certificates which are held by financing parties or their agents).
Section 3.5    Indebtedness. Except as set forth on Section 3.5 of the Disclosure Schedule, there is no Indebtedness of the Company Entities outstanding as of the date hereof.
Section 3.6    Government Authorizations. No Consent of, filing with or notice to any Governmental Authority is required to be obtained or made by Sellers or any Company Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (a)  Consents set forth on Section 3.6 of the Company Disclosure Schedule, including Consents not required to be made or given until after the Closing, or (b) any Consents, filings or notices that may be required solely as a result of the specific legal or regulatory status of Buyer or any of its Subsidiaries or Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Subsidiaries or Affiliates is or proposes to be engaged, other than the business of the Company Entities.
Section 3.7    Financial Statements. Set forth on Section 3.7 of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(a)    The audited consolidated balance sheet of the Company as of December 31, 2022 and December 31, 2021 (the “Audited Balance Sheet”) and the related audited consolidated statements of income, cash flows and shareholders’ equity for the fiscal years of the Company then ended (together with the Audited Balance Sheet, the “Audited Financial Statements”); and
(b)    The unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the 9-month period then ended.
(c)    Except as set forth on Section 3.7 of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as where may be indicated in the notes to the Audited Financial Statements and subject, in the case of unaudited Financial Statements, to the absence of notes and year-end adjustments, and (ii) present fairly, in all material respects, respectively, the consolidated financial position and statements of operations of the entities referred to therein, at the respective dates set forth therein and for the respective periods covered thereby (subject, in the case of unaudited Financial Statements, to the absence of notes and year-end adjustments).
Section 3.8    Undisclosed Liabilities. The Company Entities have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for (a) liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) liabilities that are disclosed in Section 3.8 of the Company Disclosure Schedule, and (c) liabilities under Contracts of the Company Entities (other than as a result of a breach thereof by a Company Entity) entered into in the ordinary course following the Balance Sheet Date.
Section 3.9    Absence of Certain Changes. Except (a) as set forth on Section 3.9 of the Company Disclosure Schedule, or (b) in connection with the execution and delivery of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, since the Balance Sheet Date (i) each Company Entity has conducted its respective business in the ordinary course and (ii) there has not been any change, event or development that would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities, taken as a whole.
Section 3.10    Tax Matters.
(a)    All Tax Returns required to be filed by or with respect to any Company Entity (or any Company Entity operations or assets) have been duly and timely filed, taking into account all permitted extensions. All such Tax Returns are correct and complete in all material respects. No Company Entity is, nor are Sellers, the beneficiary of any extension of time within which to file any Tax Return by or with respect to any Company Entity (or any Company Entity operations or assets) that is currently outstanding, other than an automatic extension of time for which no approval is required. No claim has been made by any taxing authority in any jurisdiction where any Company Entity does not file Tax Returns that such Company Entity is, or may be, subject to Tax by that jurisdiction. There are no Liens for Taxes on any of the assets of any Company Entity other than Permitted Liens.
(b)    All Taxes due and payable by or with respect to a Company Entity have been paid, whether or not shown on any Tax Return, except Taxes that are being contested in good faith and for which appropriate reserves have been established on the books and records of the applicable Company Entity in accordance with GAAP, as described on Section 3.10(b) of the Company Disclosure Schedule.

(c)    Each Company Entity has withheld and timely remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.
(d)    Except as set forth on Section 3.10(c) to the Company Disclosure Schedule, there are no ongoing audits, examinations or other administrative or judicial proceedings with respect to any Taxes of any Company Entity being conducted or that have been threatened in writing (or, to Sellers’ Knowledge, threatened orally). No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company Entity. There are no deficiencies asserted, or assessment made, against any Company Entity with respect to Taxes that have not been fully paid (other than any extension resulting from having obtained an automatic extension of time in which to file a Tax Return). Except as set forth on Section 3.10(c) to the Company Disclosure Schedule, none of the Company Entities is a party to any Tax indemnification, Tax allocation, or Tax sharing agreement other than any (i) customary Tax provisions in a financing document, lease, or the Tax Equity Documents, or (ii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes.
(e)    No Company Entity is liable for the Taxes of any other Person (other than a Company Entity) under Treasury Regulations Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, or local law, by reason of any requirement to file a consolidated, joint, combined or unitary Tax Return), as a transferee or successor, or by reason of entering into an agreement with such other Person prior to the Closing (other than any commercial agreement the principal purpose of which does not primarily relate to Taxes).
(f)    No Company Entity will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; or (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.
(g)    No Company Entity has consummated or participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).
(h)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company Entity. Any power of attorney currently in effect relating to any Company Entity with respect to Taxes will be terminated prior to the Closing.
(i)    There are no outstanding extensions or waivers of the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes due from any of the Company Entities for any taxable period, and no written request for any such waiver or extension is currently pending.
(j)    Since its date of formation or organization and continuously through the Closing Date, each of the Company Entities is properly classified either as a disregarded entity or a partnership for federal and applicable state and local income tax purposes. No election has been or will be made with respect to any Company Entity to be treated as an association taxable as a corporation for Tax purposes. Each Company Entity set forth on Section 3.10(j) to the Company

Disclosure Schedule is or at any time since its formation has been properly classified as a partnership for federal and applicable state and local income tax purposes.
(k)    All representations and warranties related to Taxes in each Tax Equity Document are, and at all times since execution of each such Tax Equity Document have been, true and correct in all respects. There has been no breach by any Company Entity, Sellers, or any Affiliate of Sellers with respect to any covenant related to Taxes in any Tax Equity Document. There has been no recapture, reduction, loss, or disallowance of any federal income tax credit, including the energy credit pursuant to Section 48 of the Code, with respect to any Project prior to the Closing Date, as a result of which any Company Entity, Sellers, or any Affiliate of Sellers would be required to indemnify any Tax Equity Investor pursuant to the Tax Equity Documents.
(l)    The representations and warranties in this Section 3.10, and to the extent related to Taxes, Section 3.16 constitute the sole representations and warranties with respect to Tax matters.
Section 3.11    Real Property.
(a)    A list of all real property owned in fee by a Company Entity (the “Owned Real Property”) is set forth in Section 3.11(a)(i) of the Company Disclosure Schedule. Each such Company Entity has good and marketable fee title to its Owned Real Property, free and clear of Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.11(a)(ii) of the Company Disclosure Schedule, no Company Entity has leased, licensed or otherwise granted any Person (other than another Company Entity) the right to use or occupy such Company Entity’s Owned Real Property. No Company Entity has received written notice of any actual or threatened proceedings of condemnation with respect to any Owned Real Property.
(b)    Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leases, easements, licenses and rights-of-way (the “Real Property Agreements”) to which each Company Entity is a tenant, subtenant, licensee, easement holder, right-of-way holder, or otherwise an occupant of real property that is not Owned Real Property (“Other Real Property”). Except as set forth on Section 3.11(b) of the Company Disclosure Schedule: (i) each Real Property Agreement constitutes a valid, binding and enforceable obligation of such Company Entity, and to Sellers’ Knowledge, each other party thereto subject to the Remedies Exceptions, (ii) such Company Entity is not in material default or breach under any Real Property Agreement and to Sellers’ Knowledge, no other party thereto is in material default or breach under any Real Property Agreement, and (iii) such Company Entity has not subleased or otherwise granted to any Person the right to use or occupy any property leased under any Real Property Agreements, and (iv) there are no claims affecting any such Real Property Agreement of which either Seller has received notice in writing.
(c)    Pursuant and subject to the terms and conditions of the Real Property Agreements, the applicable Company Entity has good and marketable fee simple title, or valid leasehold, easement, or right of way interests, as applicable, in the Owned Real Property or Other Real Property, as applicable, free and clear of all Liens, except Permitted Liens.
(d)    The Owned Real Property and Other Real Property include all real property interests that are necessary for the interconnection, operation and maintenance of the Projects, and the Real Property Agreements provide all necessary rights to access and use such real property for such purposes.
(e)    Except for Permitted Liens, (i) there are no pending appropriation, condemnation or like proceedings affecting all or any portion of the Owned Real Property or Other Real Property, no Seller or Company Entity has received any written notice of any threatened appropriation, condemnation or like proceedings relating thereto, and (ii) except as provided in or pursuant to the Real Property Agreements, none of Sellers or the Company Entities has (A) granted any options or rights of first offer or first refusal to purchase or lease the any of the Owned Real Property or Other Real Property, or any portion thereof or interest therein, to any third party, or (B) conveyed or transferred any real property right or interest in the Owned Real Property or Other Real Property to any third party.
(f)    Other than in respect of the Owned Real Property and under the Real Property Agreements, the Company Entities have no material rights or interests in real property.
Section 3.12    Environmental Matters. This Section 3.12 shall constitute the sole representation of Sellers with respect to environmental matters.
(a)    The Company Entities are and always have been in compliance in all material respects with applicable Environmental Laws, except to the extent that any such non-compliance has been fully resolved.
(b)    Neither Sellers nor the Company Entities, or the Sellers’ Knowledge any third parties, have released any Hazardous Materials at, onto, from or under the Real Property that could reasonably be expected to result in liability under Environmental Law.
(c)    There are no pending or, to the Sellers’ Knowledge, threatened claims with respect to any violations of Environmental Laws that have been asserted against any of the Sellers or Company Entities. Neither the Sellers nor any of the Project Companies has received any written notice, demand or request for information regarding any unresolved actual, alleged or threatened claim arising under any Environmental Law from any Person regarding the Projects or Real Property.
(d)    Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, the Company Entities (i) hold all Permits required under Environmental Laws to conduct their respective businesses as conducted as of the date hereof, (ii) each such Permit is in full force and effect, (iii) the applicable Company Entity is in compliance with all its obligations with respect thereto in all material respects, and (iv) there are no Actions pending or, to Sellers’ Knowledge, threatened that would result in the revocation, termination or material amendment of any material Permit of any Company Entity.
(e)    The Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law.
Section 3.13    Contracts. Section 3.13 of the Company Disclosure Schedule lists all Material Contracts. True and correct copies of each Material Contract of the Company Entities have been made available to Buyer in the Due Diligence Materials. Each such Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Material Contract, subject to the Remedies Exception and, to Sellers’ Knowledge, the other parties thereto. No Company Entity, nor to Sellers’ Knowledge, any of the other parties thereto, is in breach, violation or default under such Material Contract in any material respect, and no event has occurred that, with or without notice or lapse of time, or both would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any Material Contract.
Section 3.14    Insurance. Section 3.14 of the Company Disclosure Schedules sets forth a true and complete list of all material insurance policies maintained by Sellers or their Affiliates covering the Company Entities. The insurance coverage maintained by or on behalf of the Company Entities pursuant to such policies is consistent in all material respects with that which is customarily maintained by companies in the industry in which the business of the Company Entities operates. Except as set forth on Section 3.14 of the Company Disclosure Schedule, neither Sellers nor any of their Affiliates have received any notice from the insurer under any such insurance policy disclaiming coverage or cancelling any such policy, and there is no material claim by either Seller or any Company Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) are in full force and effect.
Section 3.15    Litigation. There are no Actions pending or, to Sellers’ Knowledge, threatened against any Company Entity that would reasonably be expected to result in any liability to such Company Entity.
Section 3.16    Employee and Benefit Matters. No Company Entity currently has any employees or has ever employed any employees, contract workers, leased employees or temporary employees. No Company Entity has made any offers or promises of employment to any Person. No Company Entity nor any of their ERISA Affiliates has incurred any material liability under an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA or with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). There are no circumstances that will result in any liability (whether direct or indirect) of Buyer, a Company Entity, or any of their respective ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code, or (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, with respect to any employee benefit plan sponsored, maintained or contributed to by Sellers or any of their ERISA Affiliates. This Section 3.16 shall constitute the sole representation of Sellers with respect to employee matters.
Section 3.17    Labor Matters. There is no Action pending, or, to Sellers’ Knowledge, threatened, against any Company Entity relating to any alleged violation of any Laws pertaining to labor or employment practices.
Section 3.18    Legal Compliance. Except for Environmental Laws (which are addressed exclusively in Section 3.12), Laws relating to Taxes (which are addressed exclusively in Section 3.16), Laws relating to employees (which are addressed exclusively in Section 3.10),Permits (which are addressed exclusively in Section 3.20), Laws relating to regulatory status (which are addressed exclusively in Section 3.21) and Laws relating to Intellectual Property (which are addressed exclusively in Section 3.22), no Company Entity is in material violation of any Law or other authorization or approval of any Governmental Authority applicable to its business or operations. Without in any limiting the foregoing, (a) each Company Entity is and has always been in compliance with all applicable Money Laundering Laws and Sanctions Laws, and (b) none of the Company Entities or any manager or officer or, to Sellers’ Knowledge, any agent of any Company Entity has ever (i) violated any Anti-Corruption Law; (ii) offered, made or received on behalf of any Seller or Company Entity any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (A) any public official in violation of any Anti-Corruption Law or otherwise illegally to any person, (B) any public official for the purpose of improperly influencing any official act or decision of such official or improperly inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (C) any political party or official thereof or candidate for political office for the purpose of improperly influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both clauses (B) and (C) above in order to assist any Seller or Company Entity to obtain or retain business for, or direct business to, any Seller or Company Entity; (iii) established or maintained any unrecorded fund or asset for any unlawful purpose or knowingly made any false entries on the books and records of any Seller or any Company Entity for any reason; (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of any Seller or any Company Entity, the business or operations of any Seller or Company Entity which was illegal under any applicable Laws; or (v) made, requested, accepted or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any Law, including Anti-Corruption Laws. There have not been any actual or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving actual or alleged violations of any Company Entity, or any agent acting on behalf of any Company Entity.
Section 3.19    Brokers’ Fees. No Company Entity has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Company Entity, Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the engagement letter agreement entered into by the Company with Marathon Capital whose fees thereunder will be paid directly by Sellers or from the Purchase Price.
Section 3.20    Permits.
(a)    Section 3.20(a) of the Company Disclosure Schedule lists each Permit that is required to be held by each of the Company Entities that is material for the conduct of their businesses as currently conducted as of the date hereof, including the operation of the Projects at the Real Property;
(b)    Each Permit listed on Section 3.20(a) of the Company Disclosure Schedule has been obtained by or on behalf of the applicable Company Entity, is valid and in full force and effect and has not been terminated, revoked or materially modified.
(c)    The Company Entities are in compliance in all material respects with each Permit listed on Section 3.20(a) of the Company Disclosure Schedule.
(d)    There are no Actions pending or, to Sellers’ Knowledge, threatened which if adversely determined would result in the revocation, termination or material abandonment of any Permit listed on Section 3.20(a) of the Company Disclosure Schedule.
(e)    All applications required to have been filed for the renewal or reissuance of the Permits listed on Section 3.20(a) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.
Section 3.21    Regulatory Status.
(a)    PUHCA. Each ProjectCo owns a Project that is a QF that is exempt from PUHCA and FERC’s regulations thereunder as provided at 18 C.F.R. § 292.602(b). Each Project was self-certified as a QF prior to generating any electric energy (including test energy). Each ProjectCo is not subject to, or is exempt from, regulation under PUHCA pursuant to 18 C.F.R. § 292.602(b). Each of the Company and the Company Subsidiaries (other than the ProjectCos) (i) is a “holding company” under PUHCA solely as a result of its direct or indirect ownership interest in the respective ProjectCo, and (ii) is not subject to, or is exempt from, regulation as a “holding company” under PUHCA with regard to federal access to books and records, accounting, record-retention and reporting requirements under PUHCA pursuant to 18 C.F.R. § 366.3(a).
(b)    FPA. Each ProjectCo is not subject to, or is exempt from, the FPA, including exemption from FPA Sections 205 and 206, pursuant to 18 C.F.R. § 292.601.
(c)    State Public Utility Regulation. Each ProjectCo is not subject to, or is exempt from, state laws and regulations respecting the rates of electric utilities and the financial and organizational regulation of electric utilities pursuant to 18 C.F.R. § 292.602(c). No ProjectCo is subject to, or not exempt from, any regulation by any state as a “utility,” “electric utility,” “public utility,” “electrical corporation” or “public service company” or similar entity.
(d)    PURPA. Each ProjectCo is in compliance in all material respects with, and is not in material violation of, all Laws, judgments, decrees, consents, requirements, orders, rules and regulations, of all Governmental Authorities under PURPA applicable to each ProjectCo, and is eligible under PURPA for a standard offer contract according to the conditions and criteria established by any applicable Governmental Authority. There are no proceedings pending or threatened that would reasonably be expected to result in the adverse modification, revocation, or termination of any ProjectCo’s rights under PURPA.
Section 3.22    Intellectual Property. This Section 3.2 shall constitute the sole representation of Sellers with respect to Intellectual Property matters.
(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property rights owned by a Company Entity for which a registration or application has been filed with a Governmental Authority (“Company Owned IP”).
(b)    (i) All Company Owned IP is valid and enforceable in all material respects; and (ii) no holding, decision, or judgment has been rendered in any Action denying the validity of, a Company Entity’s right to register, or a Company Entity’s rights to own or use, any Company Owned IP.
(c)    To Sellers’ Knowledge, no third party is infringing upon or otherwise violating any material Company Owned IP.
Section 3.23    Company Entity Assets. Except as set forth in Section 3.23 of the Company Disclosure Schedule, the Company Entities have good title to all of the material assets used in their respective business, free and clear of all Liens other than Permitted Liens.
Section 3.24     Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth the names and locations of the banks, trust companies and other financial institutions at which any Company Entity maintains bank accounts and the names of all Persons authorized to make withdrawals therefrom. There are no outstanding powers of attorney for banking purposes related to any Company Entity or any Project.
Section 3.25    Solvency. Immediately before and after giving effect to all of the transactions contemplated by this Agreement and assuming satisfaction of the conditions to each Party’s obligation to consummate the transactions contemplated by this Agreement, the accuracy of the representations and warranties of Buyer set forth herein, and the performance by Buyer of its obligations hereunder in all material respects, following the Closing each Company Entity will be Solvent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Each Seller severally and not jointly represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization. Such Seller is a limited liability company or limited partnership duly organized, validly existing and in good standing under the Law of the State of Delaware.
Section 4.2    Company Ownership. Such Seller owns directly beneficially and of record and holds good and valid title to all of the issued and outstanding Interests of the Company shown to be owned by it on Section 3.3 of the Company Disclosure Schedule, free and clear of any Liens (except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the Company in respect of transfer of Interests of the Company and (iii) for any restrictions on sales of securities under applicable securities Laws), and has full power and authority to convey such Interests to Buyer, free and clear of any Liens. Upon conveyance of such Interests to Buyer, Buyer will own one hundred percent (100%) of the Interests in the Company.
Section 4.3    Tax Matters. Neither such Seller nor, if such Seller is disregarded as separate from its owner for United States federal income Tax purposes, the Person that is treated as the owner of such Seller’s assets for United States federal income Tax purposes, is a foreign person within the meaning of Section 1445 of the Code.
Section 4.4    Authorization. Such Seller has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or limited partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.
Section 4.5    Noncontravention. Neither the execution and delivery by such Seller of this Agreement nor the other Transaction Documents to which they are or will be a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of such Seller, (b) violates, results in a breach or causes the termination of, or gives any other contracting party the right to terminate, or constitutes (or with notice or lapse of time, or both, constitute) a default under any material Contract to which such Seller or any of its Subsidiaries is a party or by which any of their respective properties are bound, (c) assuming receipt of the Consents specified in Section 3.6, violates or results in the breach of any applicable material orders, judgments, injunctions, awards, decrees or writs of any Governmental Authority, or any Law to which such Seller is subject.
Section 4.6    Brokers’ Fees. Such Seller has not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any Company Entity to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which either Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than the engagement letter agreement entered into by the Company with Marathon Capital whose fees thereunder will be paid directly by Sellers or from the Purchase Price.
Section 4.7    Litigation. There are no Actions pending or, to Sellers’ Knowledge, threatened against such Seller that would result in any liability for such Seller that would, individually or in the aggregate, have a Material Adverse Effect on such Seller. Such Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on such Seller.
Section 4.8    Government Authorizations. Except as provided in Section 3.6, no Consent of, filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to such Seller or any of its Affiliates (other than the Company Entities) in connection with the execution and delivery of this Agreement and the other Transaction Documents by such Seller or the consummation by such Seller of the transactions contemplated hereby and thereby.
Section 4.9    Legal Compliance. Neither such Seller nor any of its Affiliates (i) has engaged in any activity or conduct which violates any Anti-Corruption Laws, Money Laundering Laws or Sanctions Laws, (ii) is, or is owned or controlled by, a Sanctioned Person, or (iii) is engaging in or has engaged in any dealing or transaction, or is a party to any Contract, involving any Sanctioned Person or Sanctioned Country, in the case of (ii) or (iii), where such dealing, transaction or Contract would violate any Sanctions Laws.
Section 4.10    Solvency. Such Seller is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately before and after giving effect to all of the transactions contemplated by this Agreement and assuming satisfaction of the conditions to Sellers’ obligation to consummate the transactions contemplated by this Agreement, the accuracy of the representations and warranties of Buyer set forth herein, and the performance by Buyer of its obligations hereunder in all material respects, following the Closing such Seller will be Solvent.
Section 4.11    No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV, neither such Seller nor any of its Affiliates, nor any of their respective Representatives or equityholders has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Sellers or any of the Company Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of any of the Company Entities) to Buyer or any of its Affiliates or their respective Representatives or equityholders, and such Seller, on behalf of itself and its Subsidiaries and Affiliates, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives or equityholders other than the express representations and warranties provided in Article III and this Article IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 5.2    Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.3    Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, (b) violates or result in a breach of any material Contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties are bound or (c) assuming receipt of the Consents described in Section 5.4 below, violates any Law to which Buyer or any of its Subsidiaries is subject.
Section 5.4    Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except as set forth on Section 5.4 of the Buyer Disclosure Schedule, including any Consents not required to be made or given until after Closing.
Section 5.5    Financial Capacity. Buyer has sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms of Article II and to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder.
Section 5.6    Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer acknowledges that it may not sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 5.7    Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would result in any liability for Buyer that would, individually or in the aggregate, have a Material Adverse Effect on Buyer. Buyer is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.8    Brokers’ Fees. None of Buyer or any of its Affiliates has any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Sellers, the Company Entities or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this

Agreement or the other Transaction Documents to which Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 5.9    Information.
(a)    Sellers and the Company Entities have provided Buyer with access to the facilities, books, records and personnel of the Company Entities as Buyer has requested in order for Buyer to investigate the businesses and properties of the Company Entities in connection with its investment decision to purchase the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in Article III and Article IV of this Agreement.
(b)    Buyer has relied solely on its own legal, tax and financial advisers and the representations and warranties expressly set forth Article III and Article IV for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Sellers or its legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Sellers). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives or equityholders.
Section 5.10    Energy-Related Holdings. Neither Buyer nor any of its Affiliates have received any written notice of any actual, pending, or threatened proceeding or investigation by or before FERC that would reasonably be expected to prevent or delay obtaining authorization from FERC pursuant to section 203 of the FPA, if required.
Section 5.11    Tax Matters.
(a)    Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(b)    Buyer is not a “related party” within the meaning of Section 45(e)(4) of the Code to any purchaser of electricity produced by any Company Entity.
(c)    Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is not a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code and will not otherwise cause any of the property of any Company Entity to be treated as “tax-exempt use property” within the meaning of

Section 168(h) of the Code, or “public utility property” within the meaning of Section 168(i)(10) of the Code.
Section 5.12    Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, the accuracy of the representations and warranties of Sellers and the Company Entities set forth herein, and the performance by each Seller of its obligations hereunder in all material respects, following the Closing Buyer will be Solvent.
Section 5.13    Money Laundering Laws and Sanctions Laws Compliance.
(a)    No part of the funds used by Buyer to pay the Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes any applicable Laws, including Money Laundering Laws. No other payment by Buyer to Sellers hereunder shall cause Sellers to be in violation of any applicable Laws that relate to the prohibition of money laundering and/or the financing of terrorism or other crimes.
(b)    Neither Buyer nor any of its Affiliates (i) has engaged in any activity or conduct which violates any Sanctions Laws, (ii) is, or is owned or controlled by, a Sanctioned Person, or (iii) is engaging in or has engaged in any dealing or transaction, or is a party to any Contract, involving any Sanctioned Person or Sanctioned Country, in each case, where such dealing, transaction or Contract would violate any Sanctions Laws.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of the Company.
(a)    From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Company Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, and (ii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Company Entities to conduct their respective businesses and operate the Projects in the ordinary course of business consistent with past practice.
(b)    Without limiting the generality of the foregoing, during the Interim Period, except (1) pursuant to, or as required under, any Material Contract or (2) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Company Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, or except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Sellers shall not and shall cause the Company Entities not to:
(i)    amend the Governing Documents of any Company Entity;
(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Company Entity, or issue any Rights to subscribe for or acquire any shares or Interests of any Company Entity;

(iii)    except as required by GAAP, change any accounting methods, principles or practices of any Company Entity;
(iv)    sell, transfer or otherwise dispose of any of the assets of the Company Entities to any Person except in the ordinary course of business (and in arm’s length transactions to the extent such sale, transfer or disposition is to any Affiliate of Sellers), or encumber any such assets other than with a Permitted Lien;
(v)    permit any Company Entity to (x) create, incur or assume any Indebtedness other than in respect of letters of credit under the Existing Credit Agreements, or (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any Indebtedness of any Person;
(vi)    cancel any material third party Indebtedness owed to any Company Entity;
(vii)    enter into or materially amend or waive any material provision of any Affiliate Contract other than in the ordinary course of business;
(viii)    make any acquisitions, investments or capital expenditures by any Company Entity in excess of $100,000 in the aggregate;
(ix)    liquidate, dissolve, recapitalize or otherwise wind up the business of any Company Entity;
(x)    authorize, approve or permit any Company Entity to merge or consolidate with, or purchase substantially all of the assets or businesses of, or Interests in, any Person;
(xi)    issue or sell any Interests of any Company Entity, or any Right to acquire the same;
(xii)    except in the ordinary course of business (and in arm’s length transactions to the extent such Contract is with any Affiliate of Sellers), enter into any Contract that if in effect on the date hereof would be a Material Contract or terminate or materially amend, or settle or compromise any material claim under any Material Contract or Real Property Agreement;
(xiii)    amend or modify any material Permit;
(xiv)    authorize, approve or permit any Company Entity to enter into any joint venture, partnership, or other Contract involving a sharing of profits, losses, costs, or liabilities with any other Person (other than any Company Entity) or relating to the ownership of a partnership, membership or other equity interest in any Person (other than another Company Entity);
(xv)    initiate any litigation or settle or compromise any claim or litigation, in each case to which any Company Entity is a party or by which any Company Entity’s assets are bound whether now pending or hereafter made or brought, or waive, release or assign any rights or claims in each case except as may be necessary appropriate for the respective Company Entity (i) to preserve or not prejudice any rights of such Company Entity with respect to any such claim or (ii) to enforce its rights under any Contract; and

(xvi)    agree, whether in writing or otherwise, to do any of the foregoing.
(c)    Notwithstanding the foregoing or anything in this Agreement to the contrary, Sellers and the Company Entities may take (or not take, as the case may be) such actions as may be reasonably required to preserve the business or operations of the Company Entities, avoid or mitigate an immediate risk of damage to physical property or the environment or safeguard the health of natural Persons under emergency circumstances, including with respect to (i) any operational emergencies (including any measures in response to any fire, hurricane, tornado, flood, earthquake, snow storm, ice storm or other natural or manmade disaster or weather-related event, circumstance or development), equipment failures or outages, (ii) any COVID-19 Measure, and (iii) as required pursuant to applicable Law; so long as, in each case, Sellers shall, upon receipt of notice of any such actions, reasonably promptly inform Buyer in writing (which may be via e-mail) of any such actions taken as a result of an emergency circumstances or as required pursuant to applicable Law. Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Sellers or their Affiliates. Prior to the Closing, Sellers shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.
Section 6.2    Access to Information; Confidentiality.
(a)    During the Interim Period, Buyer may make or cause to be made such review of the Company Entities and their respective assets, financial and legal condition as Buyer deems reasonably necessary or advisable. Sellers shall, and shall cause the Company Entities to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Company Entities during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of the Company Entities; provided, however, that such investigation shall only be upon reasonable advance notice and shall not unreasonably disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense; and provided, further, however, that none of Buyer, its Affiliates or their respective Representatives, shall conduct any subsurface investigation or testing of any environmental media. All requests for access to the offices, properties, books and records of the Company Entities shall be made to such Representatives of Sellers as Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the customers, suppliers, distributors, contractors, lenders, agents, the Tax Equity Investors or parties (or Representatives of any of the foregoing) that have business relationships with the Company Entities or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Sellers (other than the required filings specified in Section 3.6). Any access to the offices, properties, books and records of the Company Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Sellers notice of at least two (2) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the Company Entities, and a Representative of Sellers shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) none of Buyer, its Affiliates or their respective Representatives shall damage the property of the Company Entities or any portion thereof; and (iii) Buyer, its Affiliates, and their respective Representatives, as applicable shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (B) except to the extent resulting from the negligence or willful misconduct of Sellers, any Company Entity, their Affiliates or any of their respective Representatives, indemnify, defend and hold harmless Sellers, the Company Entities their respective Affiliates, and each of their respective and Representatives from and against all Damages to the extent resulting from the activities of Buyer, its Affiliates and their respective Representatives under this paragraph and not resulting from any negligence or willful misconduct of Sellers, any Company Entity, their Affiliates or any of their respective Representatives. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, Sellers shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or from and after the Closing, which Sellers reasonably believe they or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Sellers or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party.
(b)    Buyer, its Affiliates and their respective Representatives shall hold in confidence all confidential information obtained from Sellers, the Company Entities or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement in each case as if Buyer and Sellers were directly a party thereto which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms. Notwithstanding the foregoing, or anything to the contrary set forth in the Confidentiality Agreement, from and after the Closing, Buyer shall have no duty to Sellers or their respective Affiliates regarding information provided by Sellers or their Affiliates with respect to the Company Entities, such information shall be deemed to belong to Buyer, and Sellers shall hold such information in confidence in accordance with the provisions of the Confidentiality Agreement in each case as if Buyer and Sellers were directly a party thereto.
Section 6.3    Further Assurances. Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied. Sellers agree to deliver to Buyer a true and correct copy of the materials in the data site for the Transaction hosted by Firmex as of the Closing Date within two Business Days after the Closing Date.
Section 6.4    Consents and Approvals. Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, promptly use, in order to consummate the transactions contemplated by this Agreement, commercially reasonable best efforts to obtain, as soon as practicable, but in any event prior to the Termination Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement.
Section 6.5    Public Announcements. Subject to advice of counsel that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable), to (a) consult with the other Party regarding the making and timing and content of all announcements regarding this

Agreement, the Closing and the other transactions contemplated by this Agreement or any of the other Transaction Documents to any Governmental Authority or the general public and (b) agree upon the text of any such announcement with the other Party prior to its release, which agreement shall not be unreasonably withheld, conditioned or delayed by any Party; provided that the foregoing shall not restrict any Party from (i) disclosing any information regarding the transactions contemplated by this Agreement or the other Transaction Documents (A) to any of its financing sources which are apprised of, and agree to be bound by, the provisions of Section 6.2(b), and (B) as required pursuant to applicable Law or the rules of a national securities exchange, or (ii) issuing any press release included or incorporated by reference in any such required disclosure; provided, further, that in the case of any disclosure or the issuance of any press release in reliance on the preceding clause (i) or (ii), Buyer shall notify Sellers of any such disclosure and the information so disclosed, and deliver to Sellers in advance a copy of any such press release, and in either such case the information disclosed shall be limited to that which is reasonably necessary or required, including information regarding the states where the assets are located, the identity of the Sellers, and the projected cashflows from and the size of the portfolio of assets owned by the Company Entities.
Section 6.6    Post-Closing Access; Preservation of Records.
(a)    From and after the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Sellers all books, records, pre-Closing or Straddle Period Tax Returns and documents of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equityholders and Governmental Authorities or (iii) such other purposes for which access to such documents by Sellers may be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax Refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under any Transaction Documents; provided, however, that (x) access to such books, records, documents and employees shall not interfere with the normal operations of Buyer, its Affiliates, or the Company Entities, (y) the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company Entities incurred in connection therewith shall be paid by Sellers, and (z) Buyer and its Affiliates shall not be required to make available any books, records, or other documents which they reasonably believe they are prohibited from making available by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege or which Buyer, its Affiliates or the Company Entities are required to keep confidential or prevent access to by reason of any Contract with a third party. Buyer shall cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) five (5) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Sellers at the end of any such period.
(b)    From and after the Closing, Sellers shall make or cause to be made available to Buyer all books, records and documents of Sellers and their Affiliates relating to the business of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.6(a); provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Sellers or their Affiliates and the reasonable costs and expenses of Sellers and their Affiliates incurred in connection therewith shall be paid by Buyer; and provided, further, that Sellers and their Affiliates shall not be required to make available any books, records, or other documents which they reasonably believe they are prohibited from making available by reason of applicable Law, or which constitutes or allows access to information protected by attorney-client privilege, in each case based on the advice of counsel. Each Seller shall, and shall cause each applicable Affiliate to, maintain and preserve all such books, records and other documents for the greater of (i) five (5) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended.
Section 6.7    Tax Matters.
(a)    Tax Treatment. Buyer and Sellers agree that for all applicable income Tax purposes, the purchase of all of the Company Interests by Buyer hereunder shall be treated, in accordance with Situation 2 of Revenue Ruling 99-6, as a sale by the Sellers of the membership interests of the Company and a purchase by Buyer of the Company’s assets occurring on the Closing Date.
(b)    Tax Returns. For the avoidance of doubt, any Tax deductions attributable to any payments or expenses borne directly or indirectly by Sellers or by the Company Entities in connection with the transactions contemplated hereby shall be attributed, to the maximum extent permitted under Law, to Sellers and shall be reflected on Tax Returns filed with respect to Sellers. Sellers shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company Entities for all Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) that are first due after the Closing Date (the “Sellers Prepared Tax Returns”). The Sellers Prepared Tax Returns shall be prepared and filed in a manner consistent with past practices of the Company, except as otherwise required by applicable Law. Sellers shall provide Buyer with a draft of any Sellers Prepared Tax Returns at least thirty (30) days prior to the due date thereof (including extensions) for Buyer’s review and comment, and shall incorporate Buyer’s reasonable comments. Buyer shall cause each Company Entity to prepare and file (or cause to be prepared and filed) all other Tax Returns of the Company Entities for any Straddle Period (each, a “Straddle Period Return”), consistent with the past practices of such Company Entity, except as otherwise required by Law. Buyer shall provide Sellers with a draft of any Straddle Period Return at least thirty (30) days prior to the due date thereof (including extensions) for Sellers’ review and comment, and shall incorporate Sellers’ reasonable comments. Except to the extent specifically included as an asset in Closing Working Capital (as finalized pursuant to Section 2.4), with respect to any Straddle Period Return, Sellers shall pay to Buyer on or before due date for such Tax Return all Taxes shown as attributable to the pre-Closing portion of such Straddle Period, calculated in a manner consistent with Section 6.7(f).
(c)    Post-Closing Actions.
(i)    Buyer shall cause the Company to provide an estimate of the United States federal and state tax allocations from the Company to the Sellers for the tax year in which the Closing occurs no later than thirty (30) days after the Allocation Schedule is finalized as provided in Section 2.5 in order to allow Sellers to compute their estimated United States federal and state tax liabilities resulting from the transactions contemplated by this Agreement.
(ii)    From and after the Closing Date, without Sellers’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), none of Buyer, any of its Affiliates (including any Company Entity), or any Representatives thereof, shall (A) file, re-file, amend, or supplement any Tax Return for any Tax period (or portion thereof) ending on or before the Closing Date, (B) change any method or period of accounting for any Tax period (or portion thereof) ending on or before the Closing Date, (C) make, change, approve or consent to any Tax election with respect any Company Entity effective for any Tax period (or portion thereof) ending on or before the Closing Date or with respect to the transactions contemplated by this Agreement, (D) extend or waive the limitation period applicable to any Tax claim or assessment relating to any Tax period (or portion thereof) ending on or before the Closing Date, or (E) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Company Entity that were originally due on or before the Closing Date, in each case to the extent doing so could affect any Pass-Through Income Tax Return for any Tax period (or portion thereof) ending on or before the Closing Date, reduce the amount of any Tax Refund to which Sellers would otherwise be entitled, or result in any adverse tax consequences to any Seller, unless required by applicable Law or a determination within the meaning of Section 1313 of the Code.
(iii)    Sellers shall be obligated to perform on behalf of the Company Entities the obligations set forth in Sections 5.3(b)-(d) of each TE Buyout MIPA in accordance with the terms thereof. Sellers shall pay for all fees and expenses incurred by Sellers and any third party accountants on behalf of Sellers or the Company Entities in the preparation of the applicable tax and financial statements, shall review and approve of such returns and financial statements and shall ensure timely delivery thereof to Firstar. Buyer will reasonably cooperate with Sellers regarding any information in Buyer’s possession or control that is reasonably required to perform such obligations and as may be required to grant Sellers the requisite authorization regarding the Company Entities to comply with this Section 6.7(c)(iii).
(d)    Tax Proceedings. Sellers and Buyer shall notify the other within ten (10) days of the receipt by such Party (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Company Entity for which Sellers (or any of their Affiliates) may be liable whether directly on a pass-through basis (such as income Taxes), or otherwise (a “Tax Proceeding”). Sellers shall be entitled to control and defend any Tax Proceeding related solely to a Pre-Closing Tax Period; provided, however, Sellers shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax Proceeding without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. If Sellers do not elect to control the resolution of a Tax Proceeding or in the case of any Tax Proceeding related to a Straddle Period or related only in part to a Pre-Closing Period, Buyer shall control and defend any such Tax Proceeding; provided, however, Buyer shall (i) permit Sellers to participate (at their own expense) in such Tax Proceeding, (ii) keep Sellers reasonably informed of developments and the status of such Tax Proceeding and (iii) not settle or compromise such Tax Proceeding without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed. If at the conclusion of any Tax Proceeding relating to a Straddle Period any Taxes of or with respect to any Company Entity (or any Company Entity operations or assets) are assessed, Sellers shall pay to Buyer the portion of such Taxes attributable to the pre-Closing portion of such Straddle Period, calculated in a manner consistent with Section 6.7(f).
(e)    Tax Refunds. Except to the extent specifically included as an asset in Closing Working Capital (as finalized pursuant to Section 2.4), Sellers shall be entitled to any overpayment, refund, credit or similar benefit of Taxes of the Company Entities with respect to any Tax period (or portion thereof) ending on or before the Closing Date (collectively, “Tax Refunds”). Buyer shall pay, or cause to be paid, to Sellers the amount of any Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund, within ten (10) days of receipt of such Tax Refund. Buyer shall, upon request, permit Sellers to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed.

(f)    For purposes of determining any Tax attributable to the pre-Closing portion of any Straddle Period under this Section 6.7, and for any other applicable purposes under this Agreement, in the case of any Tax for any Straddle Period, the portion allocable to the portion of such Straddle Period ending as of 12:00:01 a.m. Eastern Time on the Closing Date shall: (a) in the case of any Tax based upon or related to income, sales, payroll, or receipts, be determined on the basis of a deemed closing of the books of the Company Entities as of the Closing Date and (b) in the case of real or personal property Taxes and other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.
(g)    Sellers shall take all actions reasonably necessary and within their control to cause HoldCo 8 (and any other entity classified as a partnership for federal income tax purposes in which the Company holds an interest) to make an election under Section 754 of the Code.
(h)    Cooperation. Buyer and Sellers shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company Entities, (ii) determining liabilities for Taxes or a right to refund of Taxes of or with respect to the Company Entities or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Company Entities.
Section 6.8    Insurance. From and after the Closing Date (i) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Sellers’ or their Affiliates’ insurance policies or any of their self-insured programs and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities.
Section 6.9    Support Obligations. At Buyer’s sole risk, cost and expense, within fifteen (15) Business Days after the Closing Date, Buyer shall replace each Support Obligation of or procured by Sellers or any of their respective Affiliates and set forth on Section 6.9 of the Company Disclosure Schedule and shall provide or cause to be provided all related certificates and legal opinions required in connection therewith, and Sellers shall cooperate (it being understood that such cooperation shall not include any requirement to pay any consideration or offer or grant any financial accommodation) in all reasonable respects with Buyer, to ensure that Sellers and their Affiliates (other than any Company Entity) shall be released from all obligations and liabilities relating to or arising under or out of or in connection with each Support Obligation upon the replacement of each respective Support Obligation. Except to the extent relating to or arising out of a breach by a Seller or any of its Affiliates (including any Company Entity) prior to the Closing, in the event that any of the foregoing Support Obligations of or procured by Sellers or any of their respective Affiliates is drawn upon after the Closing, Buyer shall promptly indemnify and reimburse the applicable Seller or Seller Affiliate for the amount of any such draw plus all other costs and expenses reasonably incurred in connection therewith. Notwithstanding the foregoing provisions of this Section 6.9, Buyer shall have no obligation to replace any Support Obligation if and to the extent the underlying obligation has been satisfied and the applicable Support Obligation is no longer required.
Section 6.10    Post-Closing Further Assurances.

(a)    Sellers and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.
(b)    Without limiting the foregoing, each Seller agrees that from and after the Closing Date, such Seller shall (i) deliver to Buyer any books and records of any Company Entity which Buyer reasonable requests, as well as such certificates, documents and instruments that Buyer reasonably requests for the purpose of transitioning the ownership and signing authorization regarding bank accounts to Buyer and its Representatives; and (ii) cooperate with Buyer to ensure all actions shall have been taken as reasonably necessary to transfer to the applicable accounts of Buyer or its Affiliate each Project’s solar renewable energy certificate (SREC) account, including each applicable System Change Form for addresses and remittances. Upon Buyer’s request, Sellers agree to provide such consent and direction as Buyer may reasonably request to third party service providers to the Company Entities in connection with transition matters, including the delivery by the Company’s auditors of a consent to including their report with respect to the Company Entities’ financial statements in any filings required to be made by Buyer and its Affiliates with the Securities and Exchange Commission. Notwithstanding the foregoing, nothing in this Section 6.10(b) shall limit Buyer’s payment obligations under the Transition Services Agreement, to be entered into by Buyer and Soltage, LLC.
(c)    Without limiting Section 6.10(a) in any respect, Buyer shall pay (or cause to be paid) to Sellers within ten (10) Business Days of receiving any such amount, all payments received by the Company Entities after the Closing Date in respect of any Accounts Receivable (i) recorded prior to the Closing Date to the extent such Accounts Receivable are included but not assigned any value, (ii) collected more than 90 days after the date that such revenue is first recognized on the books and records of the Company Entities; and (iii) not included in the calculation of Current Assets on the Adjustment Statement (whether or not required to be included).
Section 6.11    Company Disclosure Schedule Update. At any time prior to the Closing, Sellers may supplement (in writing) the Company Disclosure Schedule with respect to any matter first arising after the Effective Date which, if existing on the Effective Date, would have been required to be set forth or described in the Company Disclosure Schedule in order to make the applicable representation or warranty (other than any Fundamental Representation) true and correct as of the Effective Date or the Closing Date, as applicable (each, a “Post-Signing Event”). In the event that the supplement reflects any Post-Signing Event that would have a Material Adverse Effect on the Sellers or a Material Adverse Effect on the Company Entities, taken as a whole (each, a “Material Post-Signing Event”), unless Buyer specifically consents thereto in writing, Buyer will be entitled to terminate this Agreement by delivery of a termination notice to Sellers within fifteen (15) Business Days after delivery by Sellers of such supplemented Company Disclosure Schedules, and no Buyer Indemnified Party will have any claim in respect thereof (except in the case of Fraud). In the event Buyer does not terminate this Agreement in the event of such Material Post-Signing Event pursuant to this Section 6.11 (it being understood that the failure to deliver a timely notice of termination in accordance with this Section 6.11 will be deemed to be an election not to terminate), the delivery of any such supplemented Company Disclosure Schedule pursuant to this Section 6.11 shall result in the Material Post-Signing Event disclosed thereunder to be deemed cured for purposes of determining whether the conditions set forth in Section 7.1(a) have been satisfied. Notwithstanding the provisions of this Section 6.11, following the Closing, Buyer shall retain its right to indemnification for any breach of this

Agreement based on or arising from a Post Signing Event (other than a Material Post-Signing Event) under, and subject to the provisions of, Article VIII.
Section 6.12    Guarantee.
(a)    Subject to Buyer’s set-off rights under Section 8.6, Buyer Guarantor absolutely, irrevocably and unconditionally guarantees (the “Guarantee”) to Sellers the performance and payment of the Buyer’s obligations under this Agreement through the Closing, and the payment obligations of the Buyer under this Agreement following the Closing, in each case when and as due (the “Guaranteed Obligation”). The Guarantee is one of payment, not collection, and a separate Action to enforce the Guarantee may be brought and prosecuted against Buyer Guarantor, irrespective of whether any Action is brought against the Buyer or any other Person or whether the Buyer and/or any other Person is joined in any such Action. The liability of Buyer Guarantor under the Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against the Buyer; (ii) any release or discharge of any obligation of the Buyer under this Agreement resulting from any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any of its assets; (iii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of the Guaranteed Obligation or any other obligation of the Buyer hereunder, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligation or any other obligation of the Buyer hereunder, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to, any departure from the terms of this Agreement or the documents entered into in connection herewith; or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of Buyer Guarantor or otherwise operate as a discharge of Buyer Guarantor as a matter of Law or equity, other than any defenses under this Agreement available to the Buyer; provided, however, that Buyer Guarantor shall in all events have the benefit of any rights (including defenses) to which the Buyer would be entitled under this Agreement, other than those described in clause (ii) above. Buyer Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligation under the Guarantee and notice of or proof of reliance by Sellers upon the Guarantee or acceptance of the Guarantee. The Guaranteed Obligation under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between Buyer Guarantor and Sellers shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. When Sellers are pursuing their rights and remedies hereunder against Buyer Guarantor, Sellers shall be under no obligation to pursue any rights and remedies they may have against the Buyer or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by Sellers to pursue such other rights or remedies or to collect any payments from the Buyer or any other Person or to realize upon or to exercise any such right of offset, and any release by Sellers of the Buyer or any other Person or any Seller’s right of offset, shall not relieve Buyer Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of Sellers, whether express, implied or available as a matter of Law. Sellers shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that the Buyer or Buyer Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Sellers to so file shall not affect Buyer Guarantor’s obligations hereunder. In the event that any payment to Sellers in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Buyer Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made. Buyer Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein. Buyer Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the

Guarantee unless and until the Guaranteed Obligation has been paid in full. Buyer Guarantor has the requisite power and authority to execute and deliver this Agreement and to perform its obligation hereunder to pay, when and if due, the Guaranteed Obligation. The execution, and delivery of this Agreement, and the performance by Buyer Guarantor of its obligation to pay, when and if due, the Guaranteed Obligation, have been duly authorized by all necessary action on the part of Buyer Guarantor, and no other action is necessary on the part of Buyer Guarantor to authorize this Agreement or the payment, when due, of the Guaranteed Obligations. This Agreement has been duly executed and delivered by Buyer Guarantor and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms, subject to the Remedies Exception as applicable to Buyer Guarantor. Buyer Guarantor has, and through the Termination Date will have, capital or available capital commitments which together are sufficient to enable it to satisfy its obligations under this Section 6.12, and Buyer Guarantor shall not take any action to make such capital not available and knows of no fact or circumstance that would cause such capital to not be available.
(b)    The Guarantee shall remain in full force and effect and shall be binding on Buyer Guarantor until the Buyer has satisfied all of its obligations under this Agreement, and after such occurrence, the Guarantee shall automatically terminate, shall have no further force and effect, and shall no longer be binding on Buyer Guarantor. Upon the termination of this Agreement pursuant to Section 9.1, the Guarantee shall survive in full force and effect and shall be binding on Buyer Guarantor until the later of (i) 90 days from the date of such termination and (ii) the final, non-appealable and conclusive resolution of any and all claims brought under this Agreement.
(c)    For the avoidance of doubt, this Section 6.12 shall apply in respect of the obligations of the applicable Permitted Assignee as successor in interest to Buyer if at any time Buyer assigns its rights, interests or obligations hereunder to a Permitted Assignee as provided in Section 10.02 (the “Successor Buyer”).In such event, each reference to Buyer in this Section 6.12 shall be interpreted as a reference to Successor Buyer.
Section 6.13    Compliance with NJ Bulk Sales Law. Promptly following the execution and delivery of this Agreement by the Parties, Sellers shall provide to Buyer such information as Buyer may request in order to permit Buyer to file in a timely manner with the Bulk Sale Section of the New Jersey Division of Taxation (the “NJ Division”) a Notification of Sale, Transfer, or Assignment in Bulk (C-9600) to the extent required by the NJ Bulk Sales Law. Thereafter the Parties agree to cooperate in establishing any escrow of such portion of the Purchase Price to be paid at Closing that may be required by the NJ Division in accordance with the NJ Bulk Sales Law. The Parties further agree to use efforts commercially reasonable to avoid the imposition of such an escrow under NJ Bulk Sales Law.
Section 6.14

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)    Representations and Warranties. Other than the Fundamental Representations of Sellers, the representations and warranties of Sellers set forth in Article III and Article IV shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) The Fundamental Representations of Sellers shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Sellers prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing Date.

(c)    Certificate. Sellers shall execute and deliver to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied.
(d)    Assignment of Interests. Each Seller shall deliver to Buyer an executed counterpart of the Assignment of Interests, together with, to the extent the Company Interests or the membership interests of any other Company Entities are represented by certificates, either the originals of such certificates or if such certificates had been delivered to a bank or other financial institution to perfect a security interest therein, confirmation from such bank or institution that such certificates have been destroyed.
(e)    Tax Certificate. Each Seller shall deliver to Buyer a duly executed and completed IRS Form W-9.
(f)    Resignations. Each member of the board of managers (or other similar body) and any officers of each Company Entity shall have executed and delivered to Buyer a letter of resignation resigning as a member of such board or officer.
(g)    No MAE. Since the Effective Date, there shall not have occurred and be continuing any Material Adverse Effect on the Company Entities, taken as a whole.
(h)    Debt Payoff. Buyer shall have received evidence reasonably satisfactory to Buyer, in the form of payoff letters and related documentation in form and substance reasonably satisfactory to Buyer, of the discharge of the Closing Outstanding Debt effective as of the Closing Date and the release of obligations, liabilities and Liens in respect of each Company Entity and its Affiliates under the Existing Credit Agreements, including the termination or release of all guaranties and credit support instruments from Sellers and their Affiliates relating to such Existing Credit Agreements and that are identified on Section 6.9 of the Company Disclosure Schedule, together with a flow of funds setting forth all amounts required to be paid at Closing to effect the foregoing discharge and release. Notwithstanding the preceding sentence, for purposes of satisfying this Section 7.1(h), any such payoff letter and release may be subject to the continuing obligation of the applicable Company Entity to reimburse and indemnify the issuer of any letter of credit identified on Section 6.9 of the Company Disclosure Schedule that will remain outstanding following Closing.

(i)    QF Form (Helix). Buyer shall have received evidence satisfactory to Buyer that Sellers have amended the FERC Form 556 for the Project known as “Helix” to reflect that there are two separate points of interconnection.
(j)    Estoppel (AC Power). Buyer shall have received an estoppel certificate, in form and substance satisfactory to Buyer signed by RLS Cold Storage of Delanco NJ, LLC (“RLS Cold Storage”), in respect of (1) the Interconnection Agreement for Level 2 or Level 3 Projects, between RLS Logistics of Delanco NJ, LLC (incorrectly named therein instead of RLS Cold Storage) and Public Service Electric and Gas Co., dated as of June 13, 2018, and (2) Solar Energy Power Purchase and Sale Agreement dated February 2, 2018, between AC Power 1, LLC, and RLS Cold Storage, confirming, among other things, that there is no outstanding default under such agreements and that RLS Cold Storage has not transferred or assigned any interest in such agreements.
(k)    Termination of AMAs. Buyer shall have received evidence satisfactory to Buyer that each Affiliate Contract has been terminated and that each Company Entity and each Seller or Seller Affiliate (other than a Company Entity) that is party to such Affiliate Contract has been fully released from all obligations and liabilities under such agreement or arrangement other than such liabilities arising as a result of fraud or willful misconduct by the applicable Seller.
Section 7.2    Sellers’ Conditions Precedent to Closing. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Sellers:
(a)    Accuracy of Buyer’s Representations and Warranties. Other than the Fundamental Representations of Buyer, the representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The Fundamental Representations of Buyer shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Buyer or the Buyer Guarantor, as applicable, prior to or at the Closing, shall have been performed and complied with in all material respects prior to or at the Closing Date.
(c)    Certificate. Buyer shall execute and deliver to Sellers a certificate executed, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    Documents. Buyer shall deliver to Sellers an executed counterpart of the Assignment of Interests, and any other documents specified to be delivered by Buyer to Sellers hereunder.
Section 7.3    Mutual Conditions to Closing. The respective obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be mutually waived in writing by Buyer and Sellers:

(a)    Consents. Each of the Consents listed in Sections 3.2(a), 3.2(b), and 3.6 of the Company Disclosure Schedule, and Section 5.4 of the Buyer Disclosure Schedule shall have been duly obtained and be in full force and effect, and all terminations or expirations of applicable waiting periods imposed by any Governmental Authority with respect to the transactions contemplated by this Agreement (including in connection with section 203 of the FPA, in each case, if applicable) shall have occurred or expired and no appeal having been filed with respect to any of the foregoing; provided that, if no protests nor motions other than for party status have been filed with the FERC in connection with authorization under section 203 of the FPA, if applicable, then the consummation of the transactions by this Agreement shall not be delayed solely so as to permit the expiration of any FERC rehearing or appeal period that is set forth in 18 C.F.R. § 385.713.
(b)    No Injunctions. On the Closing Date, there shall be no Laws or Governmental Orders in effect that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement.
(c)    No Action or Proceeding. No Action shall have been commenced against Buyer, either Seller or any Company Entity by a non-Affiliate third party, which would prevent the Closing.
ARTICLE VIII
SURVIVAL AND REMEDIES
Section 8.1    Survival. The representations and warranties contained in this Agreement and in any certificate or schedule delivered pursuant hereto shall survive for a period of fifteen (15) months following the Closing Date; provided that the representations and warranties of Sellers contained in Sections 3.1(a) (Organization), 3.2(a) (Noncontravention of Governing Documents), 3.3 (Capitalization), 3.4 (Ownership), 3.19 (Brokers Fees), 4.1, (Organization) 4.2 (Company Ownership), 4.4 (Authorization), 4.5(a) (Noncontravention of Governing Documents), 4.6 (Brokers Fees), 4.10 (Solvency), 5.1 (Organization), 5.2 (Authorization), 5.3(a) (Noncontravention of Governing Documents) and 5.12 (Solvency) (collectively, the “Fundamental Representations”) shall survive for a period of twenty-four (24) months following the Closing Date. None of the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing Date, except that the covenants and agreements requiring performance after the Closing Date shall survive in accordance with their terms. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claim with respect to Fraud. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate or waive any terms or conditions of any insurance policy so as to expand or enlarge the subrogation rights of the carrier under the policy without the prior written consent of Sellers (which may be withheld in their sole discretion).
Section 8.2    Obligation to Indemnify.
(a)    Obligation of Sellers to Indemnify. From and after the Closing Date, subject to the provisions of this Article VIII, Sellers shall:
(i)    severally in proportion to the portion of the Purchase Price received by each of them and not jointly, indemnify, defend and hold harmless Buyer, its Affiliates and its Representatives (collectively, the “Buyer Indemnified Parties”), from and against all liabilities, losses, damages, judgments, amounts paid in settlement, fines, monetary penalties, costs, charges, Taxes, fees, interest and expenses, including reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) incurred in connection with or arising out of or resulting from (a) the breach or inaccuracy of any of the representations or warranties set forth in Article III, (b) the breach of any covenant or agreement of either Seller contained in this Agreement or in any agreement, certificate or other instrument delivered by either Seller pursuant to this Agreement, and (c) without duplication of the foregoing clauses (a) and (b), all Taxes of or with respect to any Company Entity, or the assets or operations thereof, that are attributable to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, calculated in a manner consistent with Section 6.7(f); and
(ii)    severally and not jointly, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses incurred in connection with or arising out of or resulting from the breach or inaccuracy of any of the representations or warranties made by the respective Seller set forth in Article IV.
(b)    Obligation of Buyer to Indemnify. From and after the Closing Date, subject to the provisions of this Article VIII, Buyer shall indemnify, defend and hold harmless Sellers, their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against all Losses incurred in connection with or arising out of or resulting from (a) the breach or inaccuracy of any of the representations or warranties set forth in Article V, and (b) the breach of any covenant or agreement of Buyer contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement.
(c)    Mitigation of Losses. Notwithstanding anything to the contrary herein, the Parties shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby; provided that no Party shall be required to take any action or refrain from taking any action that would be detrimental to it in any material respect, violate any Contract or applicable Law, or file any lawsuit or otherwise seek recovery from any Person under any insurance policy.
(d)    Knowledge of Breach. Notwithstanding anything to the contrary herein, neither Sellers nor Buyer shall have any liability under this Article VIII to any Indemnified Party based on or arising out of the inaccuracy or breach of any representation and warranty set forth in Article III, Article IV or Article V to the extent the applicable Seller or Buyer had actual knowledge of such inaccuracy or breach prior to the execution and delivery by such Party of this Agreement; provided that in no event will inclusion of information in any materials made available to any Party by itself be deemed to be, or sufficient as, evidence that such Party had actual knowledge of the information contained therein or whether such information was accurate, current or materially complete, or impose upon such Party any duty of further inquiry.
Section 8.3    Indemnification Procedure.
(a)    Any Indemnified Party seeking indemnification under this Agreement shall, within the period provided in Section 8.1, give the applicable indemnifying Party written notice describing in reasonable detail the facts giving rise to any claims for indemnification hereunder (a “Claim Notice”) and shall include in the Claim Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided that a Claim Notice in respect of any action by or against a third party as to which indemnification will be sought shall be given promptly after the Indemnified Party receives written notice of the commencement of such action or suit. The failure of an Indemnified Party to provide a Claim Notice with respect to a third-party claim shall not relieve the indemnifying Party of any liability, except to the extent the indemnifying Party demonstrates that the defense of such third-party claim is actually and materially prejudiced as result thereof.

(b)    From and after the receipt of the Claim Notice in respect of a third-party claim (excluding any claims relating to Taxes which shall be controlled in accordance with Section 6.7(d)), the indemnifying Party shall have the right, at its own cost, to assume and conduct the defense in its own name or in the names of the Indemnified Parties if the indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Parties in respect of such third-party claim. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of such third-party claim as the indemnifying Party may reasonably request and shall cooperate with the indemnifying Party in such defense. Any Indemnified Parties shall have the right to employ separate counsel in any such third-party claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the indemnifying Party; provided that the indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have control over, at the indemnifying Party’s expense, the defense of any third-party claim (i) if the indemnifying Party shall have failed to acknowledge its indemnification obligations hereunder, (ii) if the indemnifying Party fails to employ counsel with requisite experience and resources with regard to the defense of such third party claim, (iii) if the Indemnified Party, based on advice of reputable counsel with appropriate experience to the Indemnified Party, shall have concluded that there are defenses available to the Indemnified Party that are different from or additional to those available to the indemnifying Party, (iv) if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, (v) to the extent the third-party claim alleges criminal wrongdoing or seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party, or (vi) if the third-party claim seeks damages in excess of the applicable limitation of liability set forth in Section 8.4(e). The party or parties conducting the defense:
(i)    shall keep the other parties reasonably informed as to the status of such matter and shall promptly send copies of all pleadings; and
(ii)    shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other Party; provided that the indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party that only imposes monetary obligations that are paid by the indemnifying Party and contains a release of the Indemnified Party from all liability thereunder.
Section 8.4    Measure of and Limitations upon Indemnification.
(a)    The amount of Sellers’ or Buyer’s respective liability under this Agreement shall be calculated after giving effect to any amounts actually recovered from third parties, including insurance proceeds, in each case net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries. If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds, or third-party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment. (not to exceed the amount received from the indemnifying Party).

(b)    Notwithstanding anything to the contrary herein, Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under clause (a) of Section 8.2(a)(i) or Section 8.2(a)(ii) in connection with any item or group of related items that results in Losses incurred by a Buyer Indemnified Party for which it would otherwise be entitled to indemnification hereunder of less than $62,500 (“De Minimis Losses”). In addition, Sellers shall not have any liability arising out of or relating to this Agreement until the aggregate amount of all Losses incurred by Buyer Indemnified Parties for which they are entitled to indemnification under this Article VIII (which, for the avoidance of doubt, shall not include any De Minimis Losses) equals or exceeds $487,500 (the “Deductible Amount”), in which event the indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible Amount. Notwithstanding anything to the contrary in this Agreement, neither the De Minimis Losses limitation nor the Deductible Amount limitation shall apply in the case of any breach of or inaccuracy in any of the Fundamental Representations or Fraud.
(c)    For purposes of this Article VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(d)    The representations, warranties, covenants and agreements of Sellers, and any Buyer Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Buyer Indemnified Party (including by any of its Representatives) or by reason of the fact that the Buyer Indemnified Party or any of its Representatives knew or had reason to know that any such representation or warranty is, was or might be inaccurate or by reason of a Buyer Indemnified Party’s waiver of any condition set forth in Section 7.1, as applicable.
(e)    Notwithstanding anything to the contrary herein, except in the case of the breach of or inaccuracy in Fundamental Representations, any Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to clause (c) of Section 8.2(a)(i) in respect of the recapture of any investment tax credit pursuant to the Tax Equity Documents relating to Holdco 6, Holdco 7 or Holdco 7A, or relating to Holdco 8 to the extent based on any event occurring prior to the Closing Date, and Fraud, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2(a) shall not exceed $4,000,000. The aggregate amount of Losses resulting from the breach of Fundamental Representations for which Sellers shall be liable shall not exceed the amount of the Purchase Price received by the respective Sellers. The aggregate amount of Losses resulting from Fraud for which Sellers shall be liable shall not be limited.
(f)    Any Losses payable to Buyer Indemnified Parties pursuant to Section 8.2(a) shall be satisfied solely as a deduction from the Production Earnout Payment in accordance with Section 8.6.
(g)    Notwithstanding anything to the contrary herein, except in the case of Fraud, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.2(b) shall not exceed the amount of the Purchase Price. The aggregate amount of Losses resulting from Fraud for which Buyer shall be liable shall not be limited.
Section 8.5    Limitations on Remedies.
(a)    EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV AND ANY CERTIFICATE DELIVERED BY EITHER SELLER IN CONNECTION WITH THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT, SELLERS AND THEIR AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY ENTITIES OR AS TO ANY OTHER MATTER, AND SELLERS AND THEIR AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY ENTITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS OF THE COMPANY ENTITIES, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR THE SUITABILITY OF ANY PROJECT OWNED BY ANY COMPANY ENTITY FOR OPERATION OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY FOR ANY PURPOSE OR ANY OTHER MATTER, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLERS OR THEIR AFFILIATES OR BY ANY REPRESENTATIVE, EMPLOYEE, MANAGER, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN ANY CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY PROJECTIONS OR FORECASTS, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE DUE DILIGENCE MATERIALS, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANY INTERESTS AND THE ASSETS OF THE COMPANY ENTITIES OR ANY OTHER MATTER, IN EACH CASE OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE III AND ARTICLE IV HEREIN OR ANY CERTIFICATE DELIVERED BY EITHER SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(b)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF THIRD-PARTY CLAIMS OR FRAUD, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST OPPORTUNITY OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND NO MULTIPLIER OR SIMILAR CONCEPT SHALL BE APPLIED FOR PURPOSES OF CALCULATING LOSSES.

(c)    Except for the express obligations of Sellers under this Agreement, for and in consideration of the Company Interests, effective as of the Closing, Buyer, on behalf of itself and its direct and indirect equityholders, Subsidiaries, Affiliates and direct and indirect parent companies, and the Representatives and direct and indirect equityholders of any of the following and each of their respective successors and assigns (each a “Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Sellers and their past, present and future equityholders, Subsidiaries, Affiliates, and each of the present and former Representatives, equityholders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Releasee”) of, from and against any and all Actions, causes of action, claims, demands, Damages, judgments, liabilities, debts, dues and actions of every kind, nature and description whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from Sellers’ or such Releasees ownership or operation of the Company Entities or the assets, business, operations, conduct, services or products of any of the Company Entities (or its predecessors), whether related to any period of time before or after the Closing, including any liabilities under Environmental Law. Each Releasor agrees not to, and agrees to cause its respective equityholders, Subsidiaries, Affiliates, Representatives direct and indirect parent companies and each of their respective successors and assigns, not to, assert any claim against the Releasees; provided, however, that notwithstanding the foregoing, no Releasor releases its rights and interests under this Agreement or the other Transaction Documents or any rights it may have under applicable Law with respect to Fraud.
(d)    From and after the Closing, except as provided in this Agreement, all rights or remedies that Buyer may have against any Releasee (i) with respect to adverse matters, including contingent liabilities, defects (legal or otherwise) and adverse physical or environmental conditions, that may not have been revealed by Buyer’s investigations of the Real Property in connection with the transactions contemplated by this Agreement and (ii) at or under Environmental Laws or with respect to any liabilities under Environmental Laws or any other environmental matters relating to the Company Entities are waived. From and after the Closing, except as provided in this Agreement, Buyer does hereby agree, warrant and covenant to (and shall cause the Company Entities to) release, acquit, forever discharge and hold harmless the Releasees from any and all Damages, including all claims, demands and causes of action for contribution and indemnity under statute or common law, that Buyer may have asserted or alleged or are or could be asserted or alleged now or in the future against any Releasee in regard to the Real Property by reason of or arising out of the physical or environmental condition thereof, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters relating to the foregoing or that relate to or in any way arise pursuant to Environmental Laws or out of liabilities under Environmental Laws or any other environmental matters of the Company Entities. Notwithstanding the foregoing, neither Buyer nor any other Releasor releases any right or interests under this Agreement or the other Transaction Documents.
(e)    Effective as of the Closing, Sellers, for themselves and on behalf of their Affiliates and their and their Affiliates’ respective Representatives, successors and assigns, hereby forever release, acquit and discharge, to the fullest extent permitted by applicable Law, the Company Entities and their past or present Representatives, as well as their present and future equityholders, Subsidiaries, Affiliates, and each of the future Representatives, equityholders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing, from and against any and all liabilities which Sellers and any such Affiliate, Representative, successor or assign ever had, now has or may have, known or unknown, by reason of any fact, event, occurrence, matter, cause or thing whatsoever arising on or prior to the Closing Date. Effective as of the Closing, Sellers, for themselves and on behalf of their Affiliates and their and their Affiliates’ respective Representatives, successors and assigns agree not to assert any claim, and to cause each of their Affiliates and their and their Affiliates’ respective Representatives, successors and assigns not to assert any claim, against any Company Entity or any of its past or present Representatives in respect thereof. For the avoidance of doubt, Sellers do not release their rights and interests under the terms and conditions of this Agreement or the other Transaction Documents.
Section 8.6    Set-off Rights. Buyer shall have the right to withhold, from any payment of the Production Earnout Payment otherwise due and payable under this Agreement, the full amount of any then-outstanding claims against Sellers (or any portion thereof) that are asserted by a Buyer Indemnified Party in good faith under this Agreement; provided any such withholding shall be subject to delivery to Sellers by Buyer or such Buyer Indemnified Party of a reasonably detailed statement of the basis for such claim; and provided, further, the amount of any such withholding shall be after giving full effect to the limitations set forth in Section 8.4. Upon final resolution of such claims, Buyer (i) shall promptly offset the amount then due to Buyer Indemnified Parties, if any, in respect of such claims against the amount so withheld, and (ii) shall promptly pay to Sellers any amount by which the amount withheld pursuant to the foregoing exceeds the aggregate liability of Sellers for such claims. For the avoidance of doubt, to the extent that any claim subject of this Section 8.6 cannot be satisfied by withholding payment of a portion of the Production Earnout Payment due and payable on a specific payment date under the terms of this Agreement, Buyer reserves the right to withhold the remaining portion of any such outstanding claim on subsequent payment dates until satisfied in full.
Section 8.7    Exclusive Remedy. After the Closing, the remedies set forth in this Article VIII and Section 10.12 shall be the sole and exclusive remedy with respect to any and all claims (other than to the extent any such claims are based on Fraud) relating, directly or indirectly, to this Agreement and the transactions contemplated hereby.
ARTICLE IX
TERMINATION
Section 9.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Sellers and Buyer;
(b)    by either Sellers or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is one hundred eighty (180) days after the date of this Agreement (the “Termination Date”), unless extended by written agreement of Sellers and Buyer; provided, however, that if the only conditions that have not been satisfied or waived as of the Termination Date are the obtaining of any Consents from any Governmental Authority, the Termination Date shall be automatically extended for an additional sixty (60) days; and provided, further, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time;
(c)    by either Sellers or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that renders impossible the satisfaction of any condition of such Party giving notice set forth in Article VII not to be satisfied and such breach is incapable of being cured; provided, however, that the right to terminate this Agreement under this subsection (c) shall not be available to any Party who is then in material breach of any of its representations, warranties, covenants, agreements or other obligations hereunder;

(d)    by either Sellers or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Governmental Order or other action shall not be subject to appeal or shall have become final and unappealable; provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time;
(e)    by Sellers if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (ii) Buyer does not consummate the transactions contemplated hereby within five (5) Business Days following the day the Closing is required to occur pursuant to Section 2.2;
(f)    by Buyer if (i) all the conditions set forth in Section 7.2 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (ii) Sellers do not consummate the transactions contemplated hereby within five (5) Business Days of the day the Closing is required to occur pursuant to Section 2.2; or
(g)    by Buyer in accordance with Section 6.11.
Section 9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Sellers under, Section 6.2(b), Section 6.5, this Article IX and Article X of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any liability for any breach of this Agreement prior to such termination.
ARTICLE X
MISCELLANEOUS
Section 10.1    Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) the Releasees with respect to Section 8.2(b), (c) the Non-Recourse Persons with respect to Section 10.11, and (d) Sellers’ Counsel with respect to Section 10.13, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 10.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided that Buyer may, without the prior written consent of, but with notice to, each other Party, assign this Agreement or its rights, interests, or obligations hereunder to (i) any of Buyer’s lenders as collateral in connection with any financing transaction, or (ii) any Permitted Assignee.
Section 10.3    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or delivered by hand or overnight courier charges prepaid, or by email (with evidence of receipt), and addressed to the intended recipient as follows, or to such other addresses as may be specified by a Party from time to time by like notice to the other Parties:
If to Sellers:    Project Hyperion Holdco LP
c/o Basalt Infrastructure Partners LP
200 Park Avenue South
Suite 1501
New York, NY 10003
Attn.: David Greenblatt
Email: david.greenblatt@basaltinfra.com
and
Soltage Hyperion MGTCO, LLC
c/o Soltage, LLC
333 Washington Street
Suite 401
Jersey City, NJ 07302
Attn.: Jesse Grossman
Email: jgrossman@soltage.com
with a copy to:    Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Jonathan Birenbaum
Email: jbirenbaum@winston.com
If to Buyer:    Altus Power, LLC
2200 Atlantic Street, Floor 6
Stamford, CT 06902
Attn.: Legal
Email: legal@altuspower.com
with a copy to:    Stoel Rives LLP
501 West Broadway, Suite 2000
San Diego, CA 92101
Attn.: Brian J. Nese
Email: brian.nese@stoel.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (with evidence of receipt), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with evidence of receipt.
Section 10.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5    Exhibits and Schedules. All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof. Except as otherwise provided in the Company Disclosure Schedule, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Company Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect on any of the Company Entities, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Section of the Company Disclosure Schedule delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that the relevance or applicability of such information is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement in such Section of the Company Disclosure Schedule or the absence of a reference or cross-reference to such Section of the Company Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 10.6    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.7    Joint Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.8    Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 10.9    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the material provisions and intent of this Agreement remain unaffected. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Sellers to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.
Section 10.10    Expenses.
(a)    Except as otherwise specifically provided for herein, the Parties shall bear their respective costs and expenses connection with the preparation, execution, and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby, including all fees and expenses of agents, Representatives, counsel and accountants.
(b)    Any fees, costs or expenses paid or payable to third parties (excluding any Affiliate or Subsidiary of a Party) incurred in connection with obtaining any Consent required in connection with the consummation of the transactions contemplated hereby except for fees and disbursements of Representatives employed by the respective Parties shall be borne by Buyer.
(c)    Unless otherwise provided herein, including as provided in Section 2.4, each of Buyer and Sellers agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
Section 10.11    No Recourse Against Non-Recourse Persons. All claims, obligations, liabilities, or Actions (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or any past, present or future Representative, incorporator, equityholder or Affiliate of any of the foregoing (the “Non-Recourse Persons”), shall have any liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, Actions and obligations against any such Non-Recourse Persons. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or Actions that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Persons, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 10.12    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 10.13    Legal Representation.
(a)    It is acknowledged by each of the Parties that Winston & Strawn LLP and Foley Hoag LLP (collectively, “Sellers’ Counsel”) have acted as legal counsel to the Company Entities and Sellers in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of any of Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Sellers and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Sellers and their Affiliates, on the one hand, and Buyer and its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Sellers and their Affiliates, on the other hand, Sellers’ Counsel may represent any or all of Sellers and their Affiliates in such dispute even though the interests of Sellers and their Affiliates may be directly adverse to Buyer or the Company Entities, and even though Sellers’ Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.
(b)    Sellers and their Affiliates and Buyer and its Affiliates (including the Company Entities following the Closing with respect to Buyer), acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement, (i) as to all communications among Sellers’ Counsel, the Company Entities, Sellers or any of their Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence related to the transactions contemplated by this Agreement belongs solely to Sellers or their Affiliates (other than the Company Entities), and may be controlled by Sellers or their Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates and (ii) Sellers’ Counsel may disclose to Sellers or their Affiliates any information learned by Sellers’ Counsel in the course of its representation of Sellers, the Company Entities or their respective Affiliates related to the transactions contemplated by this Agreement, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Sellers’ Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Sellers’ Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Sellers’ Counsel constitute property of the client, only Sellers and their Affiliates shall hold such property rights and (B) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Sellers’ Counsel and the Company Entities or otherwise.
(c)    If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them related to the transactions contemplated by this Agreement and that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates

(including the Company Entities), shall be entitled to waive such privilege only with the consent of Sellers.
Section 10.14    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that might require the application of the Laws of any other jurisdiction.
Section 10.15    Consent to Jurisdiction and Venue; Waiver of Jury Trial.
(a)    The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State and County of New York with respect to any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby or any document or instrument delivered at Closing. Each of the Parties agrees to commence any Action or proceeding relating hereto in the United States District Court for the Southern District of New York or if such Action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts, in each case located in the State and County of New York. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in the state courts or the United States District Court for the Southern District of New York, in each case located in the State and County of New York, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such Action or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
(b)    EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
Section 10.16    Independent Engineer Dispute Resolution. Upon Sellers’ delivery to Buyer within the Earnout Calculation Review Period of an Earnout Calculation Dispute Notice, Buyer and Sellers shall, during the 45 days following the delivery of the Earnout Calculation Dispute Notice or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the Earnout Calculation Dispute in order to determine the amount of the Production Earnout Payment. If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Denver office of Luminate, LLC or if such office of Luminate, LLC refuses or is unable to serve in such a capacity, a nationally recognized independent engineer mutually acceptable to Buyer and Sellers (such office of Luminate, LLC or such other independent engineer, the “Independent Engineer”). Buyer and Sellers shall instruct the Independent Engineer promptly to review Section 2.5 and this Section 10.16, as well as the Earnout Calculation Statement, Earnout Calculation Dispute Notice and any other materials reasonably requested by the Independent Engineer, and to determine whether and to what extent, if any, the Production Earnout Payment set forth in the Earnout Calculation Statement requires adjustment. The Independent Engineer shall base its determination solely on written submissions by Buyer and Sellers and not on an independent review. Buyer and Sellers shall make available to the Independent Engineer all relevant books and records and other items reasonably requested by the Independent Engineer. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Engineer shall deliver to Buyer and Sellers a report that sets forth its resolution of the Earnout Calculation Dispute and its calculation of the Production Earnout

Payment; provided, however, that the Independent Engineer may not assign a value to the Production Earnout Payment greater than the greatest value for the Production Earnout Payment claimed by Sellers, on the one hand, or Buyer, on the other hand, nor less than the smallest value for the Production Earnout Payment claimed by either the Sellers, on the one hand, or Buyer, on the other hand. The decision of the Independent Engineer shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Engineer shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to Buyer on the one hand, and Sellers, on the other hand, bears to the aggregate amount actually contested by Buyer and Sellers, as determined by the Independent Engineer (for example, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and the Independent Engineer ultimately resolves the dispute by awarding to the Sellers $700 of the $1,000 disputed, then the fees, costs and expenses of the Independent Engineer, giving effect to any initial engagement fee already paid, will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to the Buyer and thirty percent (30%) (i.e., 300 ÷ 1,000) to the Sellers). Buyer and Sellers agree to execute, if requested by the Independent Engineer, a reasonable engagement letter, including customary indemnities in favor of the Independent Engineer. For the avoidance of doubt, any determination by the Independent Engineer pursuant to this Section 10.16 shall be strictly limited to the calculation of the Production Earnout Payment and no other matters, including the validity or invalidity of the withholding of any amount from any payment of the Production Earnout Payment pursuant to Section 8.6.
Section 10.17    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted copies or an exchange of facsimile or electronically transmitted signatures, and any such copies or signatures, shall, for all purposes, be deemed originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.
SELLERS:

PROJECT HYPERION HOLDCO LP
By: Basalt Infrastructure Partners GP Limited,
its general partner

By:    /s/ Peter Mills
Name: Peter Mills
Title: Director
SOLTAGE HYPERION MGTCO, LLC

By:     /s/ Jesse M. Grossman
Name: Jesse M. Grossman
Title: Authorized Person

[Signature Page to Purchase and Sale Agreement]

BUYER:

ALTUS POWER, LLC

By: Altus Power, Inc., its Managing Member

By: /s/ Gregg Felton
Name: Gregg Felton
Title: co-CEO and co-Founder

BUYER GUARANTOR:

Solely for purposes of Section 6.12
ALTUS POWER, INC.

By:     /s/ Gregg Felton
Name: Gregg Felton
Title: co-CEO and co-Founder
[Signature Page to Purchase and Sale Agreement]